Exhibit 10.1
11/02 SOG(BY)-INS
Revised 12/05
LEASE

RREEF AMERICA REIT II CORP. PPP,

Landlord,

and

BLACK DIAMOND THERAPEUTICS, INC.,

Tenant
Riverfront Office Park
Cambridge, Massachusetts

Table of Contents
Page

Table of Contents
(continued)
Page

EXHIBIT A – FLOOR PLAN DEPICTING THE PREMISES
EXHIBIT A-1 – SITE PLAN
EXHIBIT A-2 – LEGAL DESCRIPTION OF THE LOT
EXHIBIT B -- INITIAL ALTERATIONS
SCHEDULE I -- STANDARDS FOR PLANS
SCHEDULE II -- INSURANCE REQUIREMENTS
SCHEDULE III -- LANDLORD’S 14TH FLOOR WORK
EXHIBIT C – COMMENCEMENT DATE MEMORANDUM
EXHIBIT D – RULES AND REGULATIONS
EXHIBIT D-1 – GREEN BUILDING PRACTICES
EXHIBIT E – INVENTORY OF 10TH FLOOR FURNITURE

GROSS (BY)-INS OFFICE LEASE
REFERENCE PAGES

BUILDING:	Riverfront Office Park One Main Street Cambridge, Massachusetts 02142
LANDLORD:	RREEF AMERICA REIT II CORP. PPP, a Maryland corporation
LANDLORD’S ADDRESS:	c/o CB Richard Ellis New England One Main Street Cambridge, MA 02142
WIRE INSTRUCTIONS AND/OR ADDRESS FOR RENT PAYMENT:	RREEF America REIT II CORP. PPP, Riverfront 61.J15 Riverfront Office - 1 Main PO Box 9046 Addison, TX 75001-9046
LEASE REFERENCE DATE:	July 24, 2020
TENANT:	BLACK DIAMOND THERAPEUTICS, INC., a Delaware corporation
TENANT’S NOTICE ADDRESS:
(a) As of beginning of Term:	One Main Street 10th Floor Cambridge, Massachusetts 02142
(b) Prior to beginning of Term (if different):	139 Main Street, Suite 301, Cambridge, MA 02142
PREMISES ADDRESS:	One Main Street 10th Floor Cambridge, Massachusetts 02142
PREMISES RENTABLE AREA:
Approximately 25,578 rentable square feet comprised of 11,139 rentable square feet on the fourteenth (14th) floor (the “14th Floor Premises”) and 14,439 rentable square feet on the tenth (10th) floor (the “10th Floor Premises”)

PREMISES:
Collectively, the 14th Floor Premises and the 10th Floor Premises containing the Premises Rentable Area, as applicable, referenced above and located in the Building and approximately as shown on the floor plans attached hereto as Exhibit A.

PREMISES COMPONENT:
Each of (i) the portion of the Premises identified in this Lease as being the 14th Floor Premises, and (ii) the portion of the Premises being identified in this Lease as being the 10th Floor Premises shall each constitute a “Premises Component” for purposes of this lease.

COMMENCEMENT DATE:	The date set forth as the Applicable Commencement Date for the applicable Premises Component of the Premises pursuant to Section 2.1 of this Lease.

14th FLOOR COMMENCEMENT DATE:
The date that is four (4) months following the 14th Floor Delivery Date, as defined below, plus the number of days attributable to Landlord Delay and Excused Construction Delay (as such terms are hereinafter defined); estimated to be February 1, 2021.

10th FLOOR COMMENCEMENT DATE:	The later of (i) August 1, 2020, and (ii) the 10th Floor Delivery Date.
APPLICABLE COMMENCEMENT DATE:
Shall refer, as the context may require, to the commencement date set forth above in this Lease for each of the 14th Floor Premises Component, and the 10th Floor Premises Component, as the case may be.

14TH FLOOR DELIVERY DATE:	As defined in Section 2.1.
10TH FLOOR DELIVERY DATE:	As defined in Section 2.1.
SCHEDULED DELIVERY DATE:	August 1, 2020 for the 10th Floor Premises and October 1, 2020 for the 14th Floor Premises.
14th FLOOR RENT COMMENCEMENT DATE:	The date that is four (4) months after the 14th Floor Commencement Date.
10th FLOOR RENT COMMENCEMENT DATE:	The date that is three (3) months after the 10th Floor Commencement Date.
APPLICABLE RENT COMMENCEMENT DATE:	Shall refer, as the context may require, with respect to Annual Rent only (with Additional Rent commencing as of the Applicable Commencement Date for each Premises Component), to the rent commencement date set forth above in this Lease for each of the 14th Floor Premises Component, and the 10th Floor Premises Component, as the case may be.
TERM OF LEASE:
With respect to the 14th Floor Premises, the period beginning on the 14th Floor Delivery Date and ending on the Termination Date.
With respect to the 10th Floor Premises, the period beginning on the 10th Floor Commencement Date and ending on the Termination Date.

TERMINATION DATE:	The last day of the seventh (7th) Rent Year for the 14th Floor Premises, unless extended or earlier terminated as provided in this Lease.
ANNUAL RENT and MONTHLY INSTALLMENT OF RENT(Article 3):
14th Floor Premises:

Period	Rentable Square	Annual Rent	Annual Rent	Monthly Installment
	Footage	Per Square Foot		of Rent
First Rent Year**	11,139	$97.00	$1,080,483.00	$90,040.25
Second Rent Year	11,139	$99.43	$1,107,550.77	$92,295.90
Third Rent Year	11,139	$101.92	$1,135,286.88	$94,607.24
Fourth Rent Year	11,139	$104.47	$1,163,691.33	$96,974.28
Fifth Rent Year	11,139	$107.08	$1,192,764.12	$99,397.01
Sixth Rent Year	11,139	$109.76	$1,222,616.64	$101,884.72
Seventh Rent Year	11,139	$112.50	$1,253,137.50	$104,428.13
10th Floor Premises:

Period	Rentable Square	Annual Rent	Annual Rent	Monthly Installment
	Footage	Per Square Foot		of Rent
First Rent Year**	14,439	$87.00	$1,256,193.00	$104,682.75
Second Rent Year	14,439	$89.18	$1,287,670.02	$107,305.84
Third Rent Year	14,439	$91.41	$1,319,868.99	$109,989.08
Fourth Rent Year	14,439	$93.70	$1,352,934.30	$112,744.53
Fifth Rent Year	14,439	$96.04	$1,386,721.56	$115,560.13
Sixth Rent Year	14,439	$98.44	$1,421,375.16	$118,447.93
Seventh Rent Year	14,439	$100.90	$1,456,895.10	$121,407.93

**Notwithstanding anything to the contrary contained herein, provided and so long as there is no Event of Default in existence, the monthly installment of Annual Rent due under this Lease for each Premises Component will be abated during the period commencing on the Applicable Commencement Date for such Premises Component and ending on the day immediately preceding the Applicable Rent Commencement Date for such Premises Component (the “Abatement Period”). The foregoing rent abatement shall apply to and affect only the monthly installments of Annual Rent due under this Lease during the Abatement Period and Tenant shall be obligated to pay all Additional Rent and all other charges which accrue and are due under this Lease with respect to the applicable Premises Component during the Abatement Period. If at any time during the Abatement Period there occurs any Event of Default under this Lease, Tenant’s right to abate the Annual Rent for the Abatement Period shall be suspended until such time that Tenant cures such Event of Default, provided that any reinstatement will be applied at the rental rate that would have applied during the Abatement Period.

For purposes of this Lease, the term “Rent Year” shall mean each consecutive twelve (12) month period beginning on the Applicable Rent Commencement Date or on each anniversary of the Applicable Rent Commencement Date for such Premises Component, provided, however, that if the Applicable Rent Commencement Date for such Premises Component does not fall on the first day of a calendar month, then the first Rent Year for such Premises Component shall begin on the Applicable Rent Commencement Date and end on the last day of the month containing the first anniversary of the Applicable Rent Commencement Date for such Premises Component, and each succeeding Rent Year shall begin on the day following the expiration of the prior Rent Year. Notwithstanding the foregoing, if the 10th Floor Rent Commencement Date occurs prior to the 14th Floor Rent Commencement Date, then the first Rent Year for the 10th Floor Premises shall be extended to expire on the same date as the first Rent Year for the 14th Floor Premises expires. By way of example of the foregoing, if the 10th Floor Rent Commencement Date is November 1, 2020 and the 14th Floor Rent Commencement Date is December 1, 2020 then the first Rent Year for the 10th Floor Premises will commence on November 1, 2020 and expires on November 30, 2021.

All rental amounts are net of Tenant electricity, as more particularly described in Section 13 below.

BASE YEAR (EXPENSES):	Calendar year 2020.
BASE YEAR (TAXES):	Taxes for July 1, 2019 to June 30, 2020 (fiscal 2020)
TENANT’S PROPORTIONATE SHARE:
8.001% (25,578/319,672), provided, however, if the Applicable Commencement Dates for both Premises Components does not occur on the same date, then such Tenant’s Proportionate Share shall be temporarily calculated based only on the Premises Rentable Area of the Premises Component for which the Term of this Lease has commenced, i.e. 3.485% (11,139/319,672) for the 14th Floor Premises; and 4.516% (14,439/319,672) for the 10th Floor Premises.

SECURITY DEPOSIT:	$1,168,338.00 in the form of an irrevocable letter of credit; See Article 5.
ASSIGNMENT/SUBLETTING FEE:	$1,500.00
AFTER-HOURS HVAC COST:	$2.00 per heat pump per hour with a minimum charge of $30.00 per request, subject to change at any time.
PARKING	Thirteen (13) passes at $350.00 per month (see Article 39), based on a ratio of one (1) pass per two thousand (2,000) rentable square feet in the Premises.

REAL ESTATE BROKER DUE COMMISSION:	Newmark Knight Frank and CBRE
BUILDING BUSINESS HOURS:
Monday through Friday 8:00 a.m. – 6:00 p.m. (excluding Massachusetts state holidays)
Saturdays 8:00 a.m. – 12:00 p.m. (HVAC to be provided at no additional cost to Tenant only upon Tenant advance request.)

The Reference Pages information is incorporated into and made a part of the Lease. In the event of any conflict between any Reference Pages information and the Lease, the Lease shall control. This Lease includes Exhibits A through E, all of which are made a part of this Lease.

LANDLORD:	TENANT:
RREEF AMERICA REIT II CORP. PPP, a Maryland corporation	BLACK DIAMOND THERAPEUTICS, INC., a Delaware corporation
By:_/s/ David F Crane________________________	By:_/s/ David M Epstein_________________________
Name: David F. Crane Title: Vice President	Name: David M. Epstein Title: President & CEO

By:_/s/ Gerald F. Ianetta________________________
Name: Gerald F. Ianetta Title: Vice President

LEASE
By this Lease Landlord leases to Tenant and Tenant leases from Landlord the Premises in the Building as set forth and described on the Reference Pages. The Premises are depicted on the floor plans attached hereto as Exhibit A, and the Building is depicted on the site plan attached hereto as Exhibit A-1. The Building is located on the Lot legally described on Exhibit A-2. The Reference Pages, including all terms defined thereon, are incorporated as part of this Lease.
1.USE AND RESTRICTIONS ON USE.
1.1The Premises are to be used solely for general office purposes. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or injure, annoy, or disturb them, or allow the Premises to be used for any improper, immoral, unlawful, or objectionable purpose, or commit any waste. Tenant shall not do, permit or suffer in, on, or about the Premises the sale of any alcoholic liquor without the written consent of Landlord first obtained. Tenant shall comply with all governmental laws, ordinances, regulations, mandates and directives (the “Legal Requirements”) applicable to the use of the Premises and its occupancy and shall promptly comply with all governmental orders and directions for the correction, prevention and abatement of any violations in the Building or appurtenant land, caused by, or resulting from the specific use by, Tenant, or in or upon, or in connection with, the Premises, all at Tenant’s sole expense. Landlord shall, as part of Expenses, maintain the common areas of the Building, the structural elements of the Building and the base building systems serving the Building in general in compliance with applicable Legal Requirements. Tenant shall not do or permit anything to be done on or about the Premises or bring or keep anything into the Premises which will in any way increase the rate of, invalidate or prevent the procuring of any insurance protecting against loss or damage to the Building or any of its contents by fire or other casualty or against liability for damage to property or injury to persons in or about the Building or any part thereof. Notwithstanding anything in this Lease to the contrary, Tenant shall not be obligated to make structural repairs or alterations to the Premises in order to comply with any Legal Requirements unless the need for such repairs or alterations arises from the specific manner and nature of Tenant’s use or occupancy of the Premises (as distinguished from mere general office use or requirements being imposed on a building-wide basis to all tenants in the Building), the manner of conduct of Tenant’s business or operation of its installations, equipment or other property therein (to the extent in excess of or inconsistent with the normal conduct of a general office use), any condition created by or at the instance of the Tenant, including, without limitation, Tenant’s Work and/or any other Alterations made by Tenant if and to the extent that such Tenant’s Work and/or Alterations are not, in Landlord’s sole but reasonable discretion, of a nature customarily performed by tenants of comparable size in comparable buildings in the Cambridge area, or a breach by Tenant of any provisions of this Lease.
Subject to Tenant first obtaining all necessary governmental permits and approvals and Landlord’s approval of Tenant’s plans and specifications therefor, Tenant shall have the right, as part of the Tenant’s Work and at Tenant’s sole cost and expense, to construct, fixture and furnish an outdoor roof terrace in a location on the 14th floor roof immediately adjacent to the Premises (the “Roof Terrace”) in a location and of a size approved by Landlord in Landlord’s sole but reasonable discretion. The Roof Terrace will be a minimum of 400 square feet and the size and occupancy capacity must not exceed what the applicable building code allows based on there being only one means of egress to the Premises. There will be a 5-foot buffer zone between the deck railing and the existing parapet walls to allow unlimited access to the davit arm receivers. All deck railings shall be constructed in a manner that shall not impede the use of the roof anchor system and safety lines. All roof penetrations shall be coordinated with the Building’s designated roofing contractor and all repairs will be in compliance with the existing roof warranty. Improvements to the Roof Terrace must be modular to enable access to the roof deck for repairs. Subject to compliance with all applicable Laws, and provided and so long as Tenant leases the entire 14th Floor Premises initially leased hereunder (collectively, the “Roof Terrace Threshold”), Tenant will have the exclusive right, at no additional rental charge, to access and use the Roof Terrace for outdoor seating and other outdoor activities ancillary to Tenant’s office uses of the Premises. Landlord may require that Tenant, at Tenant’s sole cost and expense, contract with Landlord’s roof contractor to ensure that the roof warranty for the Building is not invalidated or adversely affected and to provide Landlord with a certification to such effect following installation of the Roof Terrace. Tenant shall have the right to install, at Tenant’s sole cost and expense, tables, chairs, and other furniture in the Roof Terrace (the “Terrace FF&E”) subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed, provided, however, Landlord’s determination of matters relating to aesthetic issues relating to the Terrace FF&E and the Roof Terrace shall be in Landlord’s sole discretion and Landlord may require that moveable Terrace FF&E be secured in a manner reasonably acceptable to Landlord. The Roof Terrace shall be considered part of the Premises for all purposes of the Lease except for the payment of Annual Rent and the determination of Tenant’s Proportionate Share. Tenant’s use of the Roof Terrace and the Terrace FF&E shall be upon and subject to all of the terms and conditions of this Lease, including, without limitation, Tenant’s indemnification and insurance obligations under this Lease. Tenant may use the Roof Terrace for Tenant’s own use or the use of any subtenants or assignees to which Landlord has consented pursuant to this Lease and Tenant’s rights under this Section 1.2 shall not be assignable or otherwise transferable (including by sublease, license or other means) by Tenant separately from this Lease. In no event shall Tenant permit use of the Roof Terrace by the general public (exclusive of Tenant’s invitees having a business relationship with Tenant). Tenant’s use of the Roof Terrace and the Terrace FF&E shall be subject to rules and regulations reasonably issued from time to time by Landlord and of which Tenant has been given prior notice and Tenant shall comply with all Legal Requirements and governmental approvals applicable to the Roof Terrace. Tenant shall be responsible for maintenance and daily cleaning and janitorial services to the Roof Terrace and shall maintain the Roof Terrace and the Terrace FF&E in a safe, clean and first class condition consistent with first class office building standards for comparable buildings in Cambridge, Massachusetts. Landlord shall not have any obligations (including any compliance with Legal Requirements obligation) with respect to the Roof Terrace or the Terrace FF&E and Landlord shall not be required to provide any services or utilities to the Roof Terrace, provided, however, the foregoing shall not limit Landlord’s obligations under this Lease to maintain the roof. Tenant shall use and maintain the Roof Terrace so as not to cause any damage to the Building (including the parking garage) or the Complex or any interference with the use, operation or maintenance of the Building or any mechanical, electrical or other building systems of the Building.
If, at any time during the Term, Tenant ceases to satisfy the Roof Terrace Threshold, Tenant’s right to exclusive use of the Roof Terrace shall terminate and Landlord may require Tenant to repair any damage to the Building (including the roof) caused by the installation or removal of such Roof Terrace and/or Terrace FF&E, provided however, Tenant shall not be required to remove the Roof Terrace improvements at the expiration or earlier termination of the Term, but Tenant shall remove all Terrace FF&E. In the event that any governmental agency having jurisdiction over the Building imposes any rooftop or common space taxes or other taxes or fees on Landlord or the Building in connection with the use or operation of the Roof Terrace and/or the Terrace FF&E, Tenant shall pay to Landlord the amount of any such tax or fee imposed in connection with Tenant’s use or operation of the Roof Terrace and/or the Terrace FF&E.
1.2Tenant shall not, and shall not direct, suffer or permit any of its agents, contractors, employees, licensees or invitees (collectively, the “Tenant Entities”) to at any time handle, use, manufacture, store or dispose of in or about the Premises or the Building any (collectively “Hazardous Materials”) flammables, explosives, radioactive materials, hazardous wastes or materials, toxic wastes or materials, or other similar substances, petroleum products or derivatives or any substance subject to regulation by or under any federal, state and local laws and ordinances relating to the protection of the environment or the keeping, use or disposition of environmentally hazardous materials, substances, or wastes, presently in effect or hereafter adopted, all amendments to any of them, and all rules and regulations issued pursuant to any of such laws or ordinances (collectively “Environmental Laws”), nor shall Tenant suffer or permit any Hazardous Materials to be used in any manner by Tenant Entities not fully in compliance with all Environmental Laws, in the Premises or the Building and appurtenant land or allow the environment to become contaminated by Tenant Entities with any Hazardous Materials. Notwithstanding the foregoing, Tenant and Tenant Entities may handle, store, use or dispose of products containing small quantities of Hazardous Materials (such as aerosol cans containing insecticides, toner for copiers, paints, paint remover and the like) to the extent customary and necessary for the use of the Premises for general office purposes; provided that Tenant shall always handle, store, use, and dispose of any such Hazardous Materials in a safe and lawful manner and never allow such Hazardous Materials to contaminate the Premises, Building and appurtenant land or the environment. Tenant shall protect, defend, indemnify and hold each and all of the Landlord Entities (as defined in Article 30) harmless from and against any and all loss, claims, liability or costs (including court costs and reasonable attorney’s fees) incurred by reason of any failure of Tenant to fully comply with all applicable Environmental Laws, or the presence, handling, use or disposition in or from the Premises of any Hazardous Materials by Tenant or any

Tenant Entity (even though permissible under all applicable Environmental Laws or the provisions of this Lease), or by reason of any actual or asserted failure of Tenant to keep, observe, or perform any provision of this Section 1.2, provided, however, in no event shall Tenant be responsible for any loss or liability attributable to the presence of any Hazardous Materials at the Premises, the Building or Lot which existed prior to the Commencement Date. Landlord has no knowledge of the presence of Hazardous Materials at the Premises, the Building or the Lot that is required to be removed or remediated under applicable Legal Requirements.
1.3The Tenant shall have, as appurtenant to the Premises, rights to use in common with others entitled thereto:
1.3.1the common facilities included in the Building or the Lot, including common walkways, driveways, lobbies, hallways, ramps, stairways, loading docks, the bicycle storage area, and passenger and freight elevators;
1.3.2subject to Article 39, the parking facility (including the visitor’s parking area and parking spaces reserved for the disabled), at locations which may from time to time be designated by Landlord. Use of the parking facility shall be subject to the right of the Landlord to restrict parking during snowplowing operations, and during repair, maintenance and restriping work affecting the parking area, provided Tenant’s use thereof is not adversely affected in a disproportionate manner to other Building tenants;
1.3.3the pipes, ducts, conduits, wires and appurtenant equipment serving the Premises; and
1.3.4if the Premises include less than the entire rentable area of any floor, the common toilets in the central core area of such floor.
Such rights shall always be subject to the Rules and Regulations set forth in Exhibit D as the same may be reasonably amended by the Landlord from time to time in a non-discriminatory manner, and such other reasonable rules and regulations from time to time established by Landlord by suitable notice, and to the right of Landlord to designate and change from time to time areas and facilities so to be used, provided such designations and changes do not deprive Tenant of the substantive benefits of such areas and facilities. In the event of a conflict or inconsistency between the terms and conditions of this Lease, and the Rules and Regulations, the terms of this Lease shall control. Tenant shall have free access to the Premises on business days during Building Business Hours and access at all other times subject to reasonable security restrictions from time to time in effect, and subject always to restrictions based on emergency conditions.
Not included in the Premises are the ceiling, the floor and all perimeter walls of the space identified in Exhibit A, except the inner surfaces thereof and the perimeter doors and windows. Notwithstanding that a portion of the Premises are shown to comprise the entire 14th floor of the Building, the Premises do not include any elevators, common stairwells, shafts, ducts and conduits passing through the Premises and building systems not exclusively serving the Premises, and Landlord shall retain responsibility for the repair and maintenance of the same throughout the term of this Lease. Tenant agrees that Landlord shall have the right to place in the Premises (but in such manner as not unreasonably to interfere with Tenant’s use of the Premises) utility lines, telecommunication lines, shafts, pipes and the like, for the use and benefit of Landlord and other tenants in the Building, and to replace and maintain and repair such lines, pipes and the like, in, over and upon the Premises. Such utility lines, pipes and the like, shall not be deemed part of the Premises under this Lease.
1.4Tenant and the Tenant Entities will be entitled to the non-exclusive use of the common areas of the Building as they exist from time to time during the Term, including the parking facilities, subject to Landlord’s rules and regulations regarding such use. However, in no event will Tenant or the Tenant Entities park more vehicles in the parking facilities than Tenant’s Proportionate Share of the total parking spaces available for common use. The foregoing shall not be deemed to provide Tenant with an exclusive right to any parking spaces or any guaranty of the availability of any particular parking spaces or any specific number of parking spaces. If the Building is being operated in accordance with Green Building Standards, Landlord may, in its sole discretion elect to establish preferred parking programs for hybrid and alternative fuel vehicles so long as there is no reduction in Tenant’s parking rights under this Lease.
1.5Landlord shall install for Tenant, at Landlord’s sole cost and expense, Building standard signage on the lobby directory and on the fourteenth (14th) floor common lobby and the tenth (10th) floor common lobby at no charge. Tenant may install, at Tenant’s expense, one (1) building standard identification sign on the glass doors in the 13th floor separate elevator area serving the Premises.
2.TERM.
2.1The Term of this Lease shall commence (i) with respect to the 14th Floor Premises, on the date (the “14th Floor Delivery Date”) that Landlord shall tender possession of the 14th Floor Premises to Tenant in the “14th Floor Delivery Condition” (as defined below) and (ii) with respect to the 10th Floor Premises, on the date (the “10th Floor Delivery Date”) that Landlord shall tender possession of the 10th Floor Premises to Tenant vacant, broom clean and free of all property and debris, except for the existing furniture in the 10th Floor Premises substantially as identified in the inventory list and plan attached hereto as Exhibit E (the “10th Floor Furniture”) and otherwise in their “AS-IS” condition (the “10th Floor Delivery Condition”) and shall terminate with respect to both Premises Components on the Termination Date, unless sooner terminated by the provisions of this Lease. In no event shall Landlord deliver possession of the 14th Floor Premises (i) prior to September 15, 2020, or (ii) during any period when a Construction Moratorium (as hereinafter defined) is in effect for the Building. Landlord shall perform the work (“Landlord’s 14th Floor Work”) specifically described in Exhibit B to this Lease on or before the Scheduled Delivery Date. The four (4) month period between the 14th Floor Delivery Date and the 14th Floor Commencement Date shall be hereinafter referred to as the “Tenant 14th Floor Construction Period.” Tenant’s possession of the 14th Floor Premises during the Tenant 14th Floor Construction Period shall be subject to all of the terms and conditions of this Lease, including without limitation the insurance, indemnity and casualty provisions of this Lease, except that Tenant shall not be required to pay Monthly Installments of Rent or additional rent under Section 4 of this Lease for the 14th Floor Premises during the Tenant 14th Floor Construction Period.
Landlord shall deliver possession of the 14th Floor Premises to Tenant vacant, broom-clean, free of all occupants and their possessions and furniture and with Landlord’s 14th Floor Work substantially complete (the “14th Floor Delivery Condition”).
Except to the extent required to be installed by Tenant as part of the Tenant’s Work in accordance with Exhibit B attached hereto, the base building systems serving the Premises (including but not limited to HVAC, electrical, life safety, and plumbing) will be in good working condition suitable for office use on the applicable delivery date for such Premises Component. In the event Landlord is unable to deliver possession of the 14th Floor Premises in the 14th Floor Delivery Condition by the Scheduled Delivery Date due to the holding over or retention of possession by any tenant or occupant, and such failure continues in excess of thirty (30) days, Landlord shall promptly institute and diligently pursue to completion a summary process action against such tenant or occupant. In the event that Landlord has not delivered the 14th Floor Premises in the 14th Floor Delivery Condition by the date that is sixty (60) days after the Scheduled Delivery Date for the 14th Floor Premises, subject to delays resulting from Force Majeure Events and Tenant Delays, Tenant shall receive a credit of one day of Monthly Installment of Rent due (for the 14th Floor Premises only) hereunder for each day after such date that Landlord does not deliver the 14th Floor Premises in the 14th Floor Delivery Condition (the “14th Floor Rent Credit”). Such 14th Floor Rent Credit shall be applied commencing after the Abatement Period for the 14th Floor Premises. In addition, in the event Landlord has not delivered the 14th Floor Premises in the 14th Floor Delivery Condition by the date that is one hundred twenty (120) days after the Scheduled Delivery Date for the 14th Floor Premises, subject to delays resulting from Force Majeure Events and Tenant Delays, Tenant shall have the right to terminate this Lease by delivering thirty (30) days’ prior written notice to Landlord, provided and on the express condition that Tenant repays to Landlord 100% of any of the 10th Floor TI Allowance that was disbursed to Tenant prior to the date of such termination, and upon exercise of such right and repayment of the 10th Floor TI Allowance, the rights and obligations of the parties hereto shall terminate, except Landlord shall be obligated to immediately return to Tenant the portion of the Security Deposit and all other sums paid hereunder. Notwithstanding the foregoing, if Landlord shall deliver the 14th Floor Premises to Tenant in the 14th Floor Delivery Condition within the 30-day period after

Landlord’s receipt of Tenant’s termination notice, such notice shall be of no further force or effect, and this Lease shall not so terminate.
Tenant agrees that Landlord’s failure to substantially complete Landlord’s 14th Floor Work by the Scheduled Delivery Date shall not affect the other obligations of Tenant under this Lease, except that the actual 14th Floor Delivery Date shall be postponed until the date that Landlord substantially completes Landlord’s 14th Floor Work and delivers the 14th Floor Premises in the 14th Floor Delivery Condition, subject in all events to Tenant’s termination rights and rent abatement rights set forth in this Section 2.1.
The three (3) month period between the 10th Floor Commencement Date and the 10th Floor Rent Commencement Date shall be hereinafter referred to as the “Tenant 10th Floor Construction Period.” Tenant’s possession of the 10th Floor Premises during the Tenant 10th Floor Construction Period shall be subject to all of the terms and conditions of this Lease, including without limitation the insurance, indemnity and casualty provisions of this Lease, except that Tenant shall not be required to pay Monthly Installments of Rent or additional rent under Section 4 of this Lease for the 10th Floor Premises during the Tenant 10th Floor Construction Period. Notwithstanding the foregoing, Tenant shall in no event be entitled to any credit or abatement of Rent, nor shall Tenant have any right to terminate this Lease if Landlord shall fail to deliver the 10th Floor Premises, provided, however, if Landlord has not delivered the 10th Floor Premises in the 10th Floor Delivery Condition by the date that is ninety (90) days after the Scheduled Delivery Date for the 10th Floor Premises, subject to Tenant Delays but expressly not subject to postponement on account of Force Majeure Events, Tenant shall have the right to terminate this Lease by delivering thirty (30) days’ prior written notice to Landlord, provided and on the express condition that Tenant repays to Landlord 100% of any of the 14th Floor TI Allowance that was disbursed to Tenant prior to the date of such termination, and upon exercise of such right and repayment of the 14th Floor TI Allowance, the rights and obligations of the parties hereto shall terminate, except Landlord shall be obligated to immediately return to Tenant the portion of the Security Deposit and all other sums paid hereunder. Notwithstanding the foregoing, if Landlord shall deliver the 10th Floor Premises to Tenant in the 10th Floor Delivery Condition within the 30-day period after Landlord’s receipt of Tenant’s termination notice for the 10th Floor Premises, such notice shall be of no further force or effect, and this Lease shall not so terminate.
2.2Tenant shall, at Landlord’s request, execute and deliver a memorandum agreement provided by Landlord in the form of Exhibit C attached hereto, setting forth the actual Delivery Date, Commencement Date, Rent Commencement Date, and Termination Date (as applicable for each of the 10th Floor Premises and 14th Floor Premises). Should Tenant fail to do so within thirty (30) days after Landlord’s request or to provide notice to Landlord that Tenant dispute the dates set forth in the proposed agreement, the information set forth in such memorandum provided by Landlord shall be conclusively presumed to be agreed and correct.
2.3For the purposes of this Lease, a "Landlord Delay" shall mean any actual delay in the completion or commencement of the Tenant’s Work caused by any negligence of Landlord or its agents, employees, or contractors or any failure by Landlord to act when Landlord has a duty so to act under the law or under the express terms of this Lease.
2.4If Landlord or Tenant is in any way delayed or prevented from performing any obligation (except, with respect to Tenant, its obligations to pay rent and other sums due under this Lease, any obligation set forth in Exhibit B, any obligation with respect to insurance pursuant to Article XIII, any obligation to give notice with respect to extensions, expansions or otherwise, and any holdover) due to fire, act of God, governmental act or failure to act, pandemic, epidemic, governmental restrictions or orders, strike, labor dispute, inability to procure materials, or any cause beyond Landlord’s or Tenant’s (as applicable) reasonable control (whether similar or dissimilar to the foregoing events) (each a “Force Majeure Event”), then the time for performance of such obligation shall be excused for the period of such delay or prevention and extended for a period equal to the period of such delay or prevention. Except as otherwise provided in Section 3.2 of this Lease, no Force Majeure Event shall delay or excuse the timely payment of all items of rent by Tenant. Financial disability or hardship shall never constitute a Force Majeure Event.

2.5Landlord and Tenant acknowledge that in response to the COVID-19 pandemic, the City of Cambridge issued an order on March 18, 2020 (which order was extended on April 2, 2020), and amended on May 20, 2020), limiting all non-essential construction projects until June 15, 2020 (such order, as the same may be further amended, together with any existing or subsequent federal, state or local governmental order that suspends non-essential construction projects in the City of Cambridge, a “Construction Moratorium”). While Landlord anticipates that the Construction Moratorium will no longer be in effect on the Scheduled Delivery Date, Landlord agrees that neither the applicable delivery date for any Premises Component nor the Applicable Commencement Date for any Premises Component will occur while any Construction Moratorium is in effect affecting such Premises Component that prohibits Tenant from commencing or continuing the Tenant’s Work for the applicable Premises Component. In addition, if after the Applicable Delivery Date for a Premises Component or the Applicable Commencement Date for such Premises Component, a new Construction Moratorium is imposed during the Tenant construction period for such Premises Component that prevents Tenant from commencing or continuing the performance of Tenant’s Work (including, for such purposes, the inability to apply for or obtain a building permit or a final inspection and governmental sign off for Tenant’s Work) in such Premises Component which causes an actual delay in the performance of Tenant’s Work to such Premises Component, then the Applicable Commencement Date for such Premises Component will be postponed on a day for day basis for each day that the Construction Moratorium is in effect following the later date to occur of (i) the applicable delivery date for such Premises Component, and (ii) the date the Tenant’s Plans for such Premises Component have been approved by Landlord (an “Excused Construction Delay”). For the avoidance of doubt, the Applicable Commencement Date (and the Applicable Rent Commencement Date) will not be postponed for any period of time that a Construction Moratorium is in effect and which elapses prior to the time that Tenant has submitted and obtained Landlord’s approval of the Tenant’s Plans for the applicable Premises Component.
3.RENT.
3.1Commencing on the Applicable Commencement Date for each Premises Component and subject to the Abatement Period, Tenant agrees to pay to Landlord the Annual Rent in effect from time to time by paying the Monthly Installment of Rent then in effect on or before the first day of each full calendar month during the Term. The Monthly Installment of Rent in effect at any time shall be one-twelfth (1/12) of the Annual Rent in effect at such time. Rent for any period during the Term which is less than a full month shall be a prorated portion of the Monthly Installment of Rent based upon the number of days in such month. Subject to the Abatement Period, said Rent shall be paid to Landlord, without deduction or offset (except as otherwise expressly provided in this Lease) and without notice or demand, at the Rent Payment Address, as set forth on the Reference Pages, or to such other person or at such other place as Landlord may from time to time designate in writing. If there have been more than two (2) monetary Event of Defaults under this Lease in any 24month period, Landlord may require by notice to Tenant that all subsequent rent payments be made by an automatic payment from Tenant’s bank account to Landlord’s account, without cost to Landlord. Tenant must implement such automatic payment system prior to the next scheduled rent payment or within ten (10) days after Landlord’s notice, whichever is later. Unless specified in this Lease to the contrary, all amounts and sums payable by Tenant to Landlord pursuant to this Lease shall be deemed additional rent.
3.2Tenant recognizes that late payment of any rent or other sum due under this Lease will result in administrative expense to Landlord, the extent of which additional expense is extremely difficult and economically impractical to ascertain. Tenant therefore agrees that if rent or any other sum is not paid when due and payable pursuant to this Lease, a late charge shall be imposed in an amount equal to the greater of: (a) Fifty Dollars ($50.00), or (b) five percent (5%) of the unpaid rent or other payment, provided, however, Tenant shall not incur any late charge for the first late payment in any twelve (12) month period. The amount of the late charge to be paid by Tenant shall be reassessed and added to Tenant’s obligation for each successive month until paid. The provisions of this Section 3.2 in no way relieve Tenant of the obligation to pay rent or other payments on or before the date on which they are due, nor do the terms of this Section 3.2 in any way affect Landlord’s remedies pursuant to Article 19 of this Lease in the event said rent or other payment is unpaid after date due.
3.3Tenant hereby acknowledges and agrees that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that rent shall continue to be payable in all events (unless this Lease expressly provides to the contrary) and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease.  Landlord and Tenant each acknowledges and agrees that the independent nature of the obligations of Tenant hereunder represents fair, reasonable, and accepted commercial practice with respect to the type of property subject to this Lease.  Such acknowledgements by Tenant are a material inducement to Landlord entering into this Lease.
4.RENT ADJUSTMENTS.
4.1For the purpose of this Article 4, the following terms are defined as follows:
4.1.1Lease Year: Each calendar year falling partly or wholly within the Term.
4.1.2Expenses: All costs of operation, maintenance, repair, replacement and management of the Building (including the amount of any credits which Landlord may grant to particular tenants of the Building in lieu of providing any standard services or paying any standard costs described in this Section 4.1.2 for similar tenants), as determined in accordance with generally accepted accounting principles, including the following costs by way of illustration, but not limitation: Insurance Costs, costs to maintain certification for Green Building Standards (excluding capital expenditure retrofitting or replacement costs to conform with certification requirements); water and sewer charges; utility costs, including, but not limited to, the cost of heat, light, power, steam, gas and energy for the Building; waste disposal; recycling costs; the cost of cleaning, disinfecting and janitorial services; the cost of security and alarm services (including any central station signaling system); costs of cleaning, repairing, replacing and maintaining the common areas, including parking and landscaping, window cleaning costs; labor costs; costs and expenses of managing the Building including management and/or administrative fees; air conditioning maintenance costs; elevator maintenance fees and supplies; material costs; equipment costs including the cost of maintenance, repair and service agreements and rental and leasing costs; purchase costs of equipment; current rental and leasing costs of items which would be capital items if purchased; tool costs; licenses, permits and inspection fees; wages and salaries; employee benefits and payroll taxes; accounting and legal fees; any sales, use or service taxes incurred in connection therewith. Expenses shall include Insurance Costs. In addition, Landlord shall be entitled to recover, as additional rent in Expenses, Tenant’s Proportionate Share of: (i) an allocable portion of the cost of capital improvement items which are reasonably calculated to reduce operating expenses; (ii) the cost of maintenance and repair of the fire sprinklers and suppression systems and other life safety systems; and (iii) other capital expenses which are required under any Legal Requirements which were not applicable to the Building on the Commencement Date; but the costs described in this sentence shall be amortized over the reasonable life of such expenditures in accordance with such reasonable life and amortization schedules as shall be determined by Landlord in accordance with generally accepted accounting principles, with interest on the unamortized amount at one percent (1%) in excess of the Wall Street Journal prime lending rate announced from time to time. Expenses shall not include Taxes, Excluded Costs, depreciation or amortization of the Building or equipment in the Building except as provided herein, loan principal payments, costs of alterations of tenants’ premises, leasing commissions, interest expenses on long-term borrowings or advertising costs. Notwithstanding any provision to the contrary in this Lease, “Excluded Costs" shall be defined as (i) any mortgage charges (including interest, principal, points and fees, and ground rent); (ii) costs in connection with leasing space in the Building, including advertising, brokerage commissions; lease concessions, rental abatements and construction allowances granted to specific tenants; (iii) salaries of executives and owners or other employees not directly employed in the management/operation of the Building; (iv) the cost of work done by Landlord for or on behalf of a particular tenant which is separately chargeable to such tenant; (v) the costs of any contributions made by Landlord to any tenant of the Building in connection with the build-out of its premises; (vi) franchise or income taxes imposed on Landlord; (vii) costs paid directly by individual tenants to suppliers, including tenant electricity, telephone and other utility costs if Tenant is separately metered or check metered including, without limitation, any Tenant Electricity as defined below; (viii) increases in premiums for insurance when such increase is caused solely by the use of the Building by any other tenant of the Building; (ix) omitted; (x) costs relating to maintaining Landlord’s existence as a corporation, partnership or other entity; (xi) advertising and other fees and costs incurred in procuring tenants; (xii) the cost of any items for which Landlord is reimbursed by insurance, condemnation awards, refund, rebate or otherwise, and any expenses for repairs or maintenance to the extent covered by warranties, guaranties and service contracts; (xiii) costs incurred in connection with any disputes between Landlord and its employees, between

Landlord and Building management, or between Landlord and other tenants or occupants; (xiv) costs incurred in connection with the sale, financing or refinancing of the Building; (xv) fines, interest and penalties incurred due to the late payment of Taxes or Expenses or Insurance Costs; (xvi) costs of any expansions of the Building; (xvii) amounts (exclusive of the management fee) paid to subsidiaries or affiliates of Landlord for goods and/or services rendered to the Building to the extent such amounts exceed the competitive costs for delivery of such services were they not provided by such related parties; (xviii) payments for rented equipment, the cost of which equipment would constitute a capital expenditure if the equipment were purchased, to the extent that such payments exceed the amount which could have been included in Expenses had Landlord purchased such equipment rather than leasing such equipment; (xix) charitable or political contributions; (xx) replacement or contingency reserves or any bad debt loss, rent loss or reserves for bad debts or rent loss; (xxi) costs associated with retail leases at the Building, if any, to the extent such cost would exceed that of an office tenant; (xxii) the cost of testing, remediation or removal, transportation or storage of Hazardous Materials in the Building or on the Lot required by Environmental Laws provided, however, the foregoing shall not prohibit the inclusion of expenses to test, remove or remediate materials (whether existing at the Building as of the date of this Lease or subsequently introduced to the Building) which are not as of the date of this Lease (or as of the date of the introduction) deemed to be Hazardous Materials under applicable Legal Requirements but which are subsequently deemed to be Hazardous Materials under applicable Legal Requirements, (xxiii) capital expenditures except as permitted above, or (xxiv) costs to make improvements, alterations, additions or replacements to the Building which are required in order to render the same in compliance with Legal Requirements in effect as of the Commencement Date.
4.1.3Taxes: Real estate taxes and any other taxes, charges and assessments which are levied with respect to the Building or the Lot, or with respect to any improvements, fixtures and equipment or other property of Landlord, real or personal, located in the Building and used in connection with the operation of the Building and said Lot, any payments to any ground lessor in reimbursement of tax payments made by such lessor; and all fees, expenses and costs incurred by Landlord in investigating, protesting, contesting or in any way seeking to reduce or avoid increase in any assessments, levies or the tax rate pertaining to any Taxes to be paid by Landlord in any Lease Year. Taxes shall be determined without regard to any “green building” credit and shall not include any corporate franchise, or estate, inheritance or net income tax, or transfer tax imposed upon any transfer by Landlord of its interest in this Lease or the Building or any taxes to be paid by Tenant pursuant to Article 28.
4.1.4Insurance Costs: Any and all insurance charges of or relating to all insurance policies and endorsements deemed by Landlord to be reasonably necessary or desirable and relating in any manner to the protection, preservation, or operation of the Building or any part thereof, except for the insurance required under Section 11.4 hereof, so long as such insurance is consistent with insurance maintained by owners of similar office buildings (including size and location).
4.2If in any Lease Year following the Applicable Rent Commencement Date for each Premises Component, (i) Expenses incurred shall exceed Expenses incurred in the Base Year (Expenses) and/or (ii) Taxes incurred by Landlord in any Lease Year shall exceed the amount of such Taxes which became due and payable in the Base Year (Taxes), Tenant shall pay, as additional rent for such Lease Year, Tenant’s Proportionate Share of each such excess amount.
4.3The annual determination of Expenses and Taxes shall be made by Landlord and Landlord shall deliver a statement to Tenant containing such determination within 180 days after the end of each calendar year, which shall be in reasonable detail and shall be binding upon Landlord and Tenant, subject to the provisions of this Section 4.3. During the Term, Tenant may review, at Tenant’s sole cost and expense (except as provided below), the books and records supporting such determination in an office of Landlord, or Landlord’s agent, during normal business hours, upon giving Landlord five (5) days advance written notice within one hundred twenty (120) days after receipt of such determination, but in no event more often than once in any one (1) year period, subject to execution of a confidentiality agreement reasonably acceptable to Landlord, and provided that if Tenant utilizes an independent accountant or agent to perform such review it shall be one of national standing which is reasonably acceptable to Landlord, and who is not compensated on a contingency basis and is also subject to such confidentiality agreement. Tenant shall pay the cost of such review/audit, provided, however, that if Landlord and Tenant agree that Expenses and Taxes were overstated by more than five percent (5%), Landlord shall reimburse

Tenant for its reasonable out-of-pocket costs incurred in connection with such review/audit (not to exceed $3,000.00). If Tenant fails to object to Landlord’s determination of Expenses within such one hundred twenty (120) day period, or if any such objection fails to state with specificity the reason for the objection, Tenant shall be deemed to have approved such determination and shall have no further right to object to or contest such determination. In the event that during all or any portion of any Lease Year or Base Year, the Building is not fully rented and occupied Landlord shall make an appropriate adjustment in occupancy-related Expenses/Taxes for such year for the purpose of avoiding distortion of the amount of such Expenses to be attributed to Tenant by reason of variation in total occupancy of the Building, by employing consistent and sound accounting and management principles to determine Expenses/Taxes that would have been paid or incurred by Landlord had the Building been ninety-five percent (95%) rented and occupied, and the amount so determined shall be deemed to have been Expenses/Taxes for such Lease Year or the Base Year, as applicable.
4.4Prior to the actual determination thereof for a Lease Year, Landlord may from time to time estimate Tenant’s liability for Expenses and/or Taxes under Section 4.1, Article 6 and Article 28 for the Lease Year or portion thereof. Landlord will give Tenant written notification of the amount of such estimate and Tenant agrees that it will pay, by increase of its Monthly Installments of Rent due in such Lease Year, additional rent in the amount of such estimate. Any such increased rate of Monthly Installments of Rent pursuant to this Section 4.4 shall remain in effect until further written notification to Tenant pursuant hereto.
4.5When the above mentioned actual determination of Tenant’s liability for Expenses and/or Taxes is made for any Lease Year and when Tenant is so notified in writing, then:
4.5.1If the total additional rent Tenant actually paid pursuant to Section 4.3 on account of Expenses and/or Taxes for the Lease Year is less than Tenant’s liability for Expenses and/or Taxes, then Tenant shall pay such deficiency to Landlord as additional rent in one lump sum within thirty (30) days of receipt of Landlord’s bill therefor; and
4.5.2If the total additional rent Tenant actually paid pursuant to Section 4.3 on account of Expenses and/or Taxes for the Lease Year is more than Tenant’s liability for Expenses and/or Taxes, then Landlord shall credit the difference against the then next due payments to be made by Tenant under this Article 4, or, if the Lease has terminated, refund the difference in cash. Tenant shall not be entitled to a credit by reason of actual Expenses and/or Taxes in any Lease Year being less than Expenses and/or Taxes in the Base Year (Expenses and/or Taxes).
4.6If the Applicable Commencement Date is other than January 1 or if the Termination Date is other than December 31, Tenant’s liability for Expenses and Taxes for the Lease Year in which said Date occurs shall be prorated based upon a three hundred sixty-five (365) day year.
5.SECURITY DEPOSIT.
5.1Tenant shall deposit the Security Deposit with Landlord upon the execution of this Lease. Said sum shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants and conditions of this Lease to be kept and performed by Tenant and not as an advance rental deposit or as a measure of Landlord’s damage in case of Tenant’s default. If Tenant defaults with respect to any provision of this Lease after notice and the expiration of applicable cure periods (provided that no such notice and cure will apply if Landlord is prevented by law from delivering such notice to Tenant), Landlord may use any part of the Security Deposit for the payment of any rent or any other sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion is so used, Tenant shall within ten (10) days after written demand therefor, deposit with Landlord an amount sufficient to restore the Security Deposit to its original amount (or provide a new Letter of Credit) and Tenant’s failure to do so shall be a material breach of this Lease. Except to such extent, if any, as shall be required by law, Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on such deposit. Landlord having made any deductions from the Security Deposit as Landlord is entitled under the terms of this Lease, the Security

Deposit or any balance thereof shall be returned to Tenant at such time after termination of this Lease when Landlord shall have determined that all of Tenant’s obligations under this Lease have been fulfilled.
5.2The required Security Deposit shall be in the form of an Irrevocable Standby Letter of Credit in favor of Landlord (the “letter of credit”) in the amount set forth on the Reference Pages. Under any circumstance under which Landlord is entitled the use of all or a part of the Security Deposit, then, Landlord, in addition to all other rights and remedies provided under the Lease, shall have the right to draw down all or a portion of the full balance of the letter of credit and retain the proceeds. The following terms and conditions shall govern the letter of credit:
5.2.1Upon expiration of the Term, the letter of credit shall be returned to Tenant when Tenant is entitled to return of its Security Deposit.
5.2.2The letter of credit shall be in favor of Landlord, shall be issued by a commercial bank reasonably acceptable to Landlord, shall comply with all of the terms and conditions of this Section 5.2 and shall otherwise be in form reasonably acceptable to Landlord. Without limiting the generality of the foregoing, (i) the letter of credit must provide for all notices to the beneficiary to be sent simultaneously to up to two (2) addressees specified in the letter of credit, and (ii) there shall be no requirement of signature guaranty for draws, assignments or other documentary action to be taken by the beneficiary. If, at any time while the letter of credit is outstanding, (i) the issuing bank is declared insolvent or taken into receivership by the Federal Deposit Insurance Corporation or any other governmental agency, or is closed for any reason, or (ii) Landlord reasonably believes that the issuing bank may be or become insolvent or otherwise unable to meet its obligations, then, not later than thirty (30) days after written notice from Landlord, Tenant shall cause the existing letter of credit to be replaced by a new letter of credit issued by another commercial bank reasonably acceptable to Landlord, with such new letter of credit to comply with all of the terms and conditions of this Section 5.2. If Tenant fails to deliver an acceptable replacement letter of credit within such 30 day period, Landlord shall have the right to present the existing letter of credit to the issuing bank for payment, and the entire sum so obtained shall be paid to Landlord, to be held by Landlord until Tenant would otherwise be entitled to the return of the letter of credit, and to be retained by Landlord if a default occurs.
5.2.3The initial letter of credit shall have an expiration date not earlier than fifteen (15) months after the 14th Floor Commencement Date. A draft of the form of letter of credit must be submitted to Landlord for its approval prior to issuance.
5.2.4The letter of credit or any replacement letter of credit shall be irrevocable for the term thereof and shall automatically renew on a year to year basis until a period ending not earlier than three (3) months after the Termination Date (“End Date”) without any action whatsoever on the part of Landlord; provided that the issuing bank shall have the right not to renew the letter of credit by giving written notice to Landlord not less than sixty (60) days prior to the expiration of the then current term of the letter of credit that it does not intend to renew the letter of credit. Tenant understands that the election by the issuing bank not to renew the letter of credit shall not, in any event, diminish the obligation of Tenant to maintain such an irrevocable letter of credit in favor of Landlord through such date.
5.2.5Landlord, or its then managing agent, shall have the right from time to time to make one or more draws on the letter of credit at any time that Landlord has the right to use all or a part of the Security Deposit pursuant to Article 5 of this Lease, and the proceeds may be applied as permitted under said Article 5. The letter of credit must state that it can be presented for payment at the office of the issuer or an approved correspondent in the metropolitan area in which the Building is located. Funds may be drawn down on the letter of credit upon presentation to the issuing or corresponding bank of Landlord’s (or Landlord’s then managing agent’s) certificate stating as follows:
“Beneficiary is entitled to draw on this credit pursuant to that certain Lease dated for reference January , 2020 between RREEF AMERICA REIT II CORP. PPP, a Maryland corporation, as Landlord and BLACK DIAMOND THERAPEUTICS, INC., a Delaware corporation, as Tenant, as amended from time to time.”

It is understood that if Landlord or its managing agent be a corporation, partnership or other entity, then such statement shall be signed by an officer (if a corporation), a general partner (if a partnership), or any authorized party (if another entity).
5.2.6Tenant acknowledges and agrees (and the letter of credit shall so state) that the letter of credit shall be honored by the issuing bank without inquiry as to the truth of the statements set forth in such draw request and regardless of whether the Tenant disputes the content of such statement.
5.2.7In the event of a transfer of Landlord’s interest in the Premises, Landlord shall have the right to transfer the letter of credit to the transferee and Tenant shall take whatever action and pay any bank fees necessary to effectuate such transfer and thereupon the Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of said letter of credit to a new landlord.
5.2.8Without limiting the generality of the foregoing, if the letter of credit expires earlier than the End Date, or the issuing bank notifies Landlord that it will not renew the letter of credit, Landlord shall accept a renewal thereof or substitute letter credit (such renewal or substitute letter of credit to be in effect not later than thirty (30) days prior to the expiration of the expiring letter of credit), irrevocable and automatically renewable as above provided to the End Date upon the same terms as the expiring letter of credit or upon such other terms as may be acceptable to Landlord. However, if (i) the letter of credit is not timely renewed, or (ii) a substitute letter of credit, complying with all of the terms and conditions of this Section is not timely received, then Landlord may present the expiring letter of credit to the issuing bank, and the entire sum so obtained shall be paid to Landlord, to be held by Landlord in accordance with Article 5 of the Lease. Notwithstanding the foregoing, Landlord shall be entitled to receive from Tenant a fee in an amount not to exceed $500.00 for attorneys’ fees incurred in connection with the review of any proposed substitute letter of credit pursuant to this subparagraph.
5.3 Provided that no Event of Default then exists under this Lease and there has not been an Event of Default under this Lease at any time during the two (2) years preceding the Reduction Date, then on the expiration of the second (2nd) Rent Year for the 14th Floor Premises (the “Reduction Date”), Landlord shall permit the amount of the Letter of Credit to be reduced to (or a replacement Letter of Credit may be issued in the amount of) $778,892.00. If Tenant satisfies the condition precedent for the reduction of the Letter of Credit, such reduction will be accomplished by an amendment to the existing Letter of Credit reasonably acceptable to Landlord or by delivery of a new Letter of Credit in the reduced amount and otherwise complying with the requirements of this Article 5. In no event shall the Letter of Credit have automatic reduction provisions.
6.ALTERATIONS.
6.1Except for those, if any, specifically provided for in Exhibit B to this Lease, Tenant shall not make or suffer to be made any alterations, additions, or improvements (“Alterations”), including, but not limited to, the attachment of any fixtures or equipment in, on, or to the Premises or any part thereof or the making of any improvements as required by Article 7, without the prior written consent of Landlord. When applying for such consent, Tenant shall, if requested by Landlord, furnish complete plans and specifications for such Alterations. Landlord’s consent shall not be unreasonably withheld, conditioned or delayed with respect to Alterations which (i) are not structural in nature, (ii) are not visible from the exterior of the Building, and (iii) do not adversely affect or require modification of the Building’s electrical, mechanical, plumbing, HVAC or other systems.
6.2Notwithstanding the foregoing, Landlord’s consent shall not be required with respect to non-structural Alterations which do not cost more than $10,000.00 in any one instance (and $50,000.00 in the aggregate per 12 month period) so long as the Alteration (i) does not adversely affect any of the Building’s electrical, mechanical, plumbing, HVAC or other systems, (ii) is not visible from the exterior of the Building, and (iii) does not require the issuance of any permits, licenses, approvals or the like pursuant to any Legal Requirements (hereinafter, “Permitted Alterations”) In the event Landlord consents to the making of any such Alteration, the same shall be made by using either Landlord’s contractor or a contractor reasonably approved by Landlord, in either event at Tenant’s sole cost and expense. If Tenant shall employ any contractor other than Landlord’s contractor and such other contractor or any subcontractor of such other contractor shall employ any non-union labor or supplier, Tenant shall be responsible for and hold Landlord harmless from any and all delays, damages and extra costs suffered by Landlord as a result of any dispute with any labor unions concerning the wage, hours, terms or conditions of the employment of any such labor. In any event, except in connection with Permitted Alterations, Landlord may charge Tenant a construction management fee not to exceed three percent (3%) of the cost of such work to cover its overhead as it relates to such proposed work, plus third-party costs actually incurred by Landlord in connection with the proposed work and the design thereof, with all such amounts being due thirty (30) days after Landlord’s demand.
6.3All Alterations proposed by Tenant shall be constructed in accordance with all Legal Requirements and with Landlord’s Building construction standards (if any) from time to time to the extent applicable (which standards shall be made available to Tenant by Landlord’s Building manager upon request). Tenant shall use Building standard materials where applicable, and Tenant shall, prior to construction, provide the additional insurance required under Article 11 in such case, and also all such assurances to Landlord as Landlord shall reasonably require to assure payment of the costs thereof, including but not limited to, notices of non-responsibility, waivers of lien, surety company performance bonds and funded construction escrows and to protect Landlord and the Building and appurtenant land against any loss from any mechanic’s, materialmen’s or other liens. Tenant shall pay in addition to any sums due pursuant to Article 4, any increase in real estate taxes solely attributable to any such Alteration for so long, during the Term, as such increase is ascertainable; at Landlord’s election said sums shall be paid in the same way as sums due under Article 4.
7.REPAIR.
7.1Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises, except as specified in Section 2.1 and Exhibit B if attached to this Lease and except that Landlord shall repair and maintain in good working condition the structural portions of the Building, including, without limitation, the roof, floor slabs, exterior window frames and glass, base Building systems serving tenants in general including, without limitation, the security, basic plumbing, air conditioning, ventilation, life safety generator, sewer, heating, sprinkler, fire safety, mechanical and electrical systems installed or furnished by Landlord or serving the common areas and facilities or the Building tenants generally. By taking possession of the Premises, Tenant accepts them as being in good order, condition and repair and in the condition in which Landlord is obligated to deliver them, except as set forth in the punch list to be delivered pursuant to Section 2.1; provided, however, the foregoing shall in no way diminish Landlord’s ongoing repair and maintenance obligations under this Lease. It is hereby understood and agreed that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant, except as specifically set forth in this Lease.
7.2Tenant shall, at all times during the Term, keep the Premises in good condition and repair excepting damage by fire, or other casualty, and in compliance with all applicable Legal Requirements, all at Tenant’s sole expense. Repair and maintenance work shall be undertaken in compliance with Landlord’s Building construction standards (if any) from time to time to the extent applicable (which standards shall be made available to Tenant by Landlord’s Building manager upon request).
7.3Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice (or actual notice, whoever is earlier) of the need of such repairs or maintenance is given to Landlord by Tenant.
7.4Except as provided in Article 22 or as otherwise expressly provided in this Lease, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or to fixtures, appurtenances and equipment in the Building. Except to the extent, if any, prohibited by law, Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect.
8.LIENS. Tenant shall keep the Premises, the Building and appurtenant land and Tenant’s leasehold interest in the Premises free from any liens arising out of any services, work or materials performed, furnished, or contracted for by Tenant, or obligations incurred by Tenant. In the event that Tenant fails, within fifteen (15) days following the imposition of any such lien, to either cause the same to be released of record or provide Landlord with insurance against the same issued by a major title insurance company or such other protection against the same as Landlord shall accept (such failure to constitute an Event of Default), Landlord shall have the right to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Landlord and all reasonable expenses incurred by it in connection therewith shall be payable to it by Tenant within ten (10) days of Landlord’s demand .
9.ASSIGNMENT AND SUBLETTING.
9.1Tenant shall not have the right to assign or pledge this Lease or to sublet the whole or any part of the Premises whether voluntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant, and shall not make, suffer or permit such assignment, subleasing or occupancy without the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed, and said restrictions shall be binding upon any and all assignees of the Lease and subtenants of the Premises. In the event Tenant desires to sublet, or permit such occupancy of, the Premises, or any portion thereof, or assign this Lease, Tenant shall give written notice thereof to Landlord at least thirty (30) days but no more than one hundred eighty (180) days prior to the proposed commencement date of such subletting or assignment, which notice shall set forth the name of the proposed subtenant or assignee, the relevant terms of any sublease or assignment and copies of financial reports and other relevant financial information of the proposed subtenant or assignee.
9.2Notwithstanding any assignment or subletting, permitted or otherwise, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of the rent specified in this Lease and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease. Upon the occurrence of an Event of Default, if the Premises or any part of them are then assigned or sublet, Landlord, in addition to any other remedies provided in this Lease or provided by law, may, at its option, collect directly from such assignee or subtenant all rents due and becoming due to Tenant under such assignment or sublease and apply such rent against any sums due to Landlord from Tenant under this Lease, and no such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant’s obligations under this Lease.
9.3In addition to Landlord’s right to approve of any subtenant or assignee, Landlord shall have the option, in its sole discretion, in the event of any proposed subletting or assignment, to terminate this Lease, or in the case of a proposed subletting of less than the entire Premises, to recapture the portion of the Premises to be sublet, as of the date the subletting or assignment is to be effective. The option shall be exercised, if at all, by Landlord giving Tenant written notice given by Landlord to Tenant within thirty (30) days following Landlord’s receipt of Tenant’s written notice as required above. However, if Tenant notifies Landlord, within five (5) days after receipt of Landlord’s termination notice, that Tenant is rescinding its proposed assignment or sublease, the termination notice shall be void and the Lease shall continue in full force and effect. If this Lease shall be terminated with respect to the entire Premises pursuant to this Section, the Term of this Lease shall end on the date stated in Tenant’s notice as the effective date of the sublease or assignment as if that date had been originally fixed in this Lease for the expiration of the Term. If Landlord recaptures under this Section only a portion of the Premises, the rent to be paid from time to time during the unexpired Term shall abate proportionately based on the proportion by which the approximate square footage of the remaining portion of the Premises shall be less than that of the Premises as of the date immediately prior to such recapture. Tenant shall, at Tenant’s own cost and expense, discharge in full any outstanding commission obligation which may be due and owing as a result of any proposed assignment or subletting, whether or not the Premises are recaptured pursuant to this Section 9.3 and rented by Landlord to the proposed tenant or any other tenant.
9.4Except with respect to a Permitted Transfer, as defined below, in the event that Tenant sells, sublets, assigns or transfers this Lease, Tenant shall pay to Landlord as additional rent an amount equal to fifty percent (50%) of any Increased Rent (as defined below), less the Costs Component (as defined below), when and as such Increased Rent is received by Tenant. As used in this Section, “Increased Rent” shall mean the excess of (i) all rent and other consideration which Tenant is entitled to receive in exchange for any sale, sublease, assignment or other transfer of this Lease, over (ii) the rent otherwise payable by Tenant under this Lease at such time. For purposes of the foregoing, any consideration received by Tenant in form other than cash shall be valued at its fair market value as determined by Landlord in good faith. The “Costs Component” is that amount which, if paid monthly, would fully amortize on a straight-line basis, over the entire period for which Tenant is to receive Increased Rent, the reasonable costs incurred by Tenant in connection with such sublease or assignment which shall be limited to leasing commissions, tenant improvement contributions, architectural and engineering fees, legal fees, and the unamortized costs of any initial improvements made by Tenant in excess of the Tenant Improvement Allowance.
9.5Notwithstanding any other provision hereof, it shall be considered reasonable for Landlord to withhold its consent to any assignment of this Lease or sublease of any portion of the Premises if at the time of either Tenant’s notice of the proposed assignment or sublease or the proposed commencement date thereof, there shall exist any uncured Event of Default of Tenant or matter which will become an Event of Default of Tenant with passage of time unless cured (unless Tenant cures within the applicable time period), or if the proposed assignee or sublessee is an entity: (a) with which Landlord is already in negotiation at the Building; (b) is already an occupant of the Building unless Landlord is unable to provide the amount of space required by such occupant; (c) is a governmental agency; (d) is not consistent with the reputational quality of tenants in the Building as determined in Landlord’s reasonable discretion; (e) with which the payment for the sublease or assignment is determined in whole or in part based upon its net income or profits; or (f) would subject the Premises to a use which would: (i) involve increased personnel or wear upon the Building; (ii)  violate any exclusive right granted to another tenant of the Building; (iii) require any addition to or modification of the Premises or the Building in order to comply with building code or other governmental requirements; or, (iv) involve a violation of Section 1.2; or (v) shall, in Landlord’s reasonable opinion, cause the Building or any part thereof to be in material non-compliance with Landlord’s sustainability practices and/or the “green building” certification or rating obtained, or in the process of being obtained by Landlord for the Building. Tenant expressly agrees that for the purposes of any statutory or other requirement of reasonableness on the part of Landlord, Landlord’s refusal to consent to any assignment or sublease for any of the reasons described in this Section 9.5, shall be conclusively deemed to be reasonable.
9.6Upon any request to assign or sublet, Tenant will pay to Landlord the Assignment/Subletting Fee plus, on demand, a sum equal to all of Landlord’s costs, including reasonable attorney’s fees, incurred in investigating and considering any proposed or purported assignment or pledge of this Lease or sublease of any of the Premises, regardless of whether Landlord shall consent to, refuse consent, or determine that Landlord’s consent is not required for, such assignment, pledge or sublease. Any purported sale, assignment, mortgage, transfer of this Lease or subletting which does not comply with the provisions of this Article 9 shall be void.
9.7If Tenant is a corporation, limited liability company, partnership or trust, any transfer or transfers of or change or changes within any twelve (12) month period in the number of the outstanding voting shares of the corporation or limited liability company, the general partnership interests in the partnership or the identity of the persons or entities controlling the activities of such partnership or trust resulting in the persons or entities owning or controlling a majority of such shares, partnership interests or activities of such partnership or trust at the beginning of such period no longer having such ownership or control shall be regarded as equivalent to an assignment of this Lease to the persons or entities acquiring such ownership or control and shall be subject to all the provisions of this Article 9 to the same extent and for all intents and purposes as though such an assignment. Notwithstanding the foregoing, this Section 9.7 shall not apply to any such transfer, transfers, change or changes in control where made in connection with a public offering of equity or debt and/or the subsequent hypothecation, conversion or exchange of interests on a recognized public exchange.
9.8Notwithstanding anything herein to the contrary, Tenant may, without the requirement of obtaining Landlord’s consent and without constituting an assignment or sublease hereunder, assign this Lease or sublease any portion of the Premises to any entity which controls, is controlled by or under common control with Tenant (an “Affiliate”) or assign this Lease to any entity with or into which Tenant may merge or consolidate or to which Tenant may sell all or substantially all of its assets or equity interests (each, a “Transfer”), provided that all of the following conditions are satisfied: (a) there must not be an uncured Event of Default at the time of the Transfer; (b) the successor entity (or Tenant if Tenant is the surviving entity) shall have a net worth following the Transfer that is equal to or better than the net worth of Tenant during the 12 months immediately prior to the Transfer; and (c)

Tenant must give Landlord written notice at least ten (10) business days before such Transfer; provided, however, that if the Transfer is subject to a nondisclosure or confidentiality agreement, then Tenant will notify Landlord within five (5) business days following the Transfer. A Transfer that satisfies all of such conditions is a “Permitted Transfer.” Tenant’s notice to Landlord shall include information and documentation reasonably evidencing that the Transfer qualifies as a Permitted Transfer hereunder and that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign and deliver to Landlord a commercially reasonable form of assumption agreement. In the event that, at any time after a Permitted Transfer, the Affiliate to which the Permitted Transfer is made ceases to qualify as an Affiliate of the original Tenant, such event shall be deemed a Transfer that is subject to all of the provisions of Section 9. Any right of Landlord to terminate this Lease or recapture the Premises, as set forth in Section 9.3, or receive any amounts set forth in Section 9.5 hereunder shall not apply to a Permitted Transfer.
10.INDEMNIFICATION. None of the Landlord Entities shall be liable and Tenant hereby waives all claims against them for any damage to any property or any injury to any person in or about the Premises or the Building by or from any cause whatsoever (including without limiting the foregoing, rain or water leakage of any character from the roof, windows, walls, basement, pipes, plumbing works or appliances, the Building not being in good condition or repair, gas, fire, oil, electricity or theft), except, with respect to personal injury only, to the extent caused by or arising from the negligence or willful misconduct of Landlord or its agents, employees or contractors. Tenant shall protect, indemnify and hold the Landlord Entities harmless from and against any and all loss, claims, liability or costs (including court costs and reasonable attorney’s fees) incurred by reason of (a) any damage to any property (including but not limited to property of any Landlord Entity) or any injury (including but not limited to death) to any person occurring in, on or about the Premises or the Building to the extent that such injury or damage shall be caused by or arise from any act, negligence, fault, or negligent omission by or of Tenant or any Tenant Entity to meet any standards imposed by any duty with respect to the injury or damage; (b) the conduct or management of any work or thing whatsoever done by the Tenant in or about the Premises or from transactions of the Tenant concerning the Premises; (c) Tenant’s failure to comply with any and all Legal Requirements applicable to the condition or use of the Premises or its occupancy where Tenant is required to comply with such Legal Requirements under this Lease; or (d) any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of the Tenant to be performed pursuant to this Lease. The provisions of this Article shall survive the termination of this Lease with respect to any claims or liability accruing prior to such termination.
Subject to Section 12 and Section 40 and except to the extent caused by or arising from the negligence or willful misconduct of Tenant or any Tenant Entity, Landlord agrees to indemnify and hold Tenant harmless from and against any and all loss, claims or costs incurred by or claimed against Tenant to the extent such injury or damage shall be caused by the negligence or willful misconduct of Landlord, its employees, agents or contractors.
11.INSURANCE.
11.1Tenant shall keep in force throughout the Term: (a) a Commercial General Liability insurance policy or policies to protect the Landlord Entities against any liability to the public or to any invitee of Tenant or a Landlord Entity incidental to the use of or resulting from any accident occurring in or upon the Premises with a limit of not less than $1,000,000.00 per occurrence and not less than $2,000,000.00 in the annual aggregate, or such larger amount as Landlord may prudently require from time to time, covering bodily injury and property damage liability and $1,000,000 products/completed operations aggregate; (b) Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident; (c) Worker’s Compensation Insurance with limits as required by statute and Employers Liability with limits of $500,000 each accident, $500,000 disease policy limit, $500,000 disease--each employee; (d) All Risk or Special Form coverage protecting Tenant against loss of or damage to Tenant’s alterations, additions, improvements, carpeting, floor coverings, panelings, decorations, fixtures, inventory and other business personal property situated in or about the Premises to the full replacement value of the property so insured; and, (e) Business Interruption Insurance with limit of liability representing loss of at least approximately six (6) months of income.
11.2The aforesaid policies shall (a) be provided at Tenant’s expense; (b) name the Landlord as additional insureds (General Liability) and loss payee (Property—Special Form); (c) be issued by an insurance company with a minimum Best’s rating of “A-:VII” during the Term; and (d) provide that said insurance shall not be canceled unless thirty (30) days prior written notice (ten days for non-payment of premium) shall have been given to Landlord; a certificate of Liability insurance on ACORD Form 25 and a certificate of Property insurance on ACORD Form 27 shall be delivered to Landlord by Tenant upon the earlier to occur of the 10th Floor Commencement Date and the 14th Floor Commencement Date and at least thirty (30) days prior to each renewal of said insurance.
11.3Whenever Tenant shall undertake any Alterations in, to or about the Premises (“Work”) the aforesaid insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Alterations, without limitation including liability under any applicable structural work act, and such other insurance as Landlord shall require; and the policies of or certificates evidencing such insurance must be delivered to Landlord prior to the commencement of any such Work.
11.4Landlord agrees to maintain in full force and effect, at all times during the Term of this Lease, (i) property damage insurance covering the Building and Landlord’s property in amounts of coverage as is required by any institutional mortgagee of the Building or, if there is no institutional mortgagee of the Building, then in amounts of coverage as may from time to time be carried by reasonably prudent owners of comparable buildings in Cambridge, Massachusetts; and (ii) commercial general liability insurance with respect to the Building in an amount not less than amounts required to be carried by Tenant under this Lease for such liability coverage. Landlord may satisfy such insurance requirements by including the Property in a so called “blanket” insurance policy.
12.WAIVER OF SUBROGATION. Tenant and Landlord hereby mutually waive their respective rights of recovery against each other (and on behalf of their respective property insurers) for any property loss insured (or required to be insured pursuant to this Lease) by fire, extended coverage, All Risks or other insurance now or hereafter existing for the benefit of the respective party but only to the extent of the net insurance proceeds payable under such policies (or, with respect to any insurance required to be carried by Tenant or Landlord hereunder, to the extent the net insurance proceeds would have been payable under such policies but for such party’s failure to carry such insurance). Each party shall obtain any special endorsements required by their insurer to evidence compliance with the aforementioned waiver.
13.SERVICES AND UTILITIES.
13.1Subject to the other provisions of this Lease, Landlord agrees to furnish to the Premises, the following services and utilities subject to the rules and regulations of the Building prescribed from time to time: (a) water suitable for normal office use of the Premises and common areas of the Building; (b) heat, ventilating and air conditioning required in Landlord’s commercially reasonable judgment for the use and occupation of the Premises during Building Business Hours; (c) nightly janitorial service on generally recognized business days; (d) passenger elevator service by non-attended automatic elevators; (e) card access controlled system serving the Building ; and (f) equipment to bring to the Premises electricity for lighting, convenience outlets and other normal office use. Subject to scheduling per Landlord’s rules and requirements, Tenant will have the right to access and use of the loading docks and freight elevators on a 24-hour, 7 days per week basis. To the extent that Tenant is not billed directly by a public utility or another third-party sub-metering company, Tenant shall pay, within five (5) days of Landlord’s demand, for all electricity used by Tenant in the Premises. The electricity charge shall be at the rates charged for such services by the local public utility. In the absence of Landlord’s gross negligence or willful misconduct, Landlord shall not be liable for, and Tenant shall not be entitled to, any abatement or reduction of rental by reason of Landlord’s failure to furnish any of the foregoing, unless such failure shall persist for more than seven (7) consecutive days after written notice of such failure is given to Landlord by Tenant (and provided further that Landlord shall not be liable when such failure is caused by accident, breakage, repairs, labor disputes of any character, the acts or omissions of Tenant or Tenant Parties, energy usage restrictions or by any other cause, similar or dissimilar, beyond the reasonable control of Landlord), in which case fixed Annual Rent and Tenant’s Proportionate Share of Expenses and Taxes shall abate from and after the eighth (8th) consecutive day following such notice from Tenant, until the service or utility interruption has been corrected. Landlord shall use reasonable efforts to remedy any interruption in the furnishing of services and utilities.

There are Quad Logic meters available in the Building which currently serve the Premises and which separately submeter Tenant’s electric usage. Tenant will be billed for its electrical usage without mark-up by Energenix or another third party submetering services company selected by Landlord and within ten (10) business days following the date of the invoice. Any submetering configuration that may be rendered necessary due to Tenant’s alterations to the Premises shall be performed by Tenant at Tenant’s expense. If at any time during the Term the electrical submeter for the Premises is not operational, then Landlord shall promptly cause the repair of such submeter and may charge Tenant for Tenant’s estimated electricity usage in the Premises (based on historical usage) at Landlord’s then standard electrical rate (which is currently $2.00 per RSF per year) until such repairs are complete. Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electrical energy furnished to the Premises by reason of any requirement, act or omission of the public utility serving the Building with electricity unless due to the act or omission of Landlord. Tenant’s use of electrical energy in the Premises shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the Premises. In order to insure that such capacity is not exceeded and to avert possible adverse effect upon the Building electrical services, Tenant shall give notice to Landlord and obtain Landlord’s prior written consent whenever Tenant shall connect to the Building electrical distribution system any major fixtures, appliances or equipment, except for standard office equipment, such as computers, copiers, printers, and server equipment. Any additional feeders or risers to supply Tenant’s electrical requirements in addition to those originally installed and all other equipment proper and necessary in connection with such feeders or risers, shall be installed by Landlord upon Tenant’s request, at the sole cost and expense of Tenant, provided that such additional feeders and risers are permissible under applicable laws and insurance regulations and the installation of such feeders or risers will not cause permanent damage or injury to the Building or cause or create a dangerous condition or unreasonably interfere with other tenants of the Building. Tenant agrees that it will not make any significant alteration or material addition to the electrical equipment and/or appliances in the Premises without the prior written consent of Landlord in each instance first obtained, which consent will not be unreasonably withheld or delayed, and will promptly advise Landlord of any alteration or addition to such electrical equipment and/or appliances. Tenant, at Tenant’s expense, shall purchase, install and replace all light fixtures, bulbs, tubes, lamps, lenses, globes, ballasts and switches used in the Premises.
13.2Should Tenant require any additional work or service, as described above, including services furnished outside ordinary business hours specified above, Landlord may, on terms to be agreed, upon reasonable advance notice by Tenant, furnish such additional service and Tenant agrees to pay Landlord such charges as may be agreed upon, including any tax imposed thereon, but in no event at a charge less than Landlord’s actual cost plus overhead for such additional service and, where appropriate, a reasonable allowance for depreciation of any systems being used to provide such service. The current charge for after-hours HVAC service is specified on the Reference Pages, which rate is subject to increase as hereinafter provided.
13.3Wherever heat-generating machines or equipment are used by Tenant in the Premises which affect the temperature otherwise maintained by the air conditioning system or Tenant allows occupancy of the Premises by more persons than the heating and air conditioning system is designed to accommodate, in either event whether with or without Landlord’s approval, Landlord reserves the right to install supplementary heating and/or air conditioning units in or for the benefit of the Premises and the cost thereof, including the cost of installation and the cost of operations and maintenance, shall be paid by Tenant to Landlord within thirty (30) days of Landlord’s demand. . In addition ,if applicable, Landlord may install and shall have access to the Premises to monitor a separate meter (or submeter) to determine the actual use of any utility in the Premises or any shared common area and may make available and share actual whole-project energy and water usage data as necessary to maintain the Building’s “green building” certification, if any. If Tenant is billed directly by a public utility, then, upon request, Tenant shall provide monthly utility usage to Landlord in electronic or paper format or provide permission for Landlord to request information regarding Tenant's utility usage directly from the utility company.
13.4Tenant will not, without the written consent of Landlord, use any apparatus or device in the Premises, including but not limited to, electronic data processing machines and machines using current in excess of 2000 watts and/or 20 amps or 120 volts, which will in any way increase the amount of electricity or water usually furnished or supplied for use of the Premises for normal office use, nor connect with electric current, except through existing electrical outlets in the Premises, or water pipes, any apparatus or device for the purposes of using electrical current or water. If Tenant shall require water or electric current in excess of that usually furnished or supplied for use of the Premises as normal office use, Tenant shall procure the prior written consent of Landlord for the use thereof, which Landlord may refuse, and if Landlord does consent, Landlord may cause a water meter or electric current meter to be installed so as to measure the amount of such excess water and electric current. The cost of any such meters shall be paid for by Tenant. Tenant agrees to pay to Landlord within five (5) days of Landlord’s demand , the cost of all such excess water and electric current consumed (as shown by said meters, if any, or, if none, as reasonably estimated by Landlord) at the rates charged for such services by the local public utility or agency, as the case may be, furnishing the same, plus any additional expense incurred in keeping account of the water and electric current so consumed.
13.5Tenant will not, without the written consent of Landlord, contract with a utility provider to service the Premises with any utility, including, but not limited to, telecommunications, electricity, water, sewer or gas, which is not previously providing such service to other tenants in the Building. Subject to Landlord’s reasonable rules and regulations and the provisions of Articles 6 and 26, Tenant shall be entitled to the use of wiring (“Communications Wiring”) from the existing telecommunications nexus in the Building to the Premises, sufficient for normal general office use of the Premises. Tenant shall not install any additional Communications Wiring, nor remove any Communications Wiring, without in each instance obtaining the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion. Landlord’s shall in no event be liable for disruption in any service obtained by Tenant pursuant to this paragraph.
13.6Tenant covenants and agrees to (a) comply with applicable law regarding the collection, sorting, separation, and recycling of garbage, waste products, trash and other refuse at the Building (collectively, “trash”) and (b) to sort and separate its trash into separate recycling containers as required by law, or pursuant to Landlord’s recycling policy for the Building. Landlord reserves the right to refuse to collect or accept from Tenant any trash that is not separated and sorted as required by law or pursuant to Landlord’s recycling policy, and to require Tenant to arrange for such collection at Tenant’s cost, utilizing a contractor reasonably satisfactory to Landlord. Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this paragraph.
14.HOLDING OVER. Tenant shall pay Landlord for each day Tenant retains possession of the Premises or part of them after termination of this Lease by lapse of time or otherwise at the rate (“Holdover Rate”) which shall be equal to the greater of (a) Two Hundred Percent (200%) of the amount of the Annual Rent for the last period prior to the date of such termination plus all Rent Adjustments under Article 4; or (b) the then market rental value of the Premises as determined by Landlord assuming a new lease of the Premises of the then usual duration and other terms, in either case, prorated on a daily basis, and also, if such holdover continues for more than thirty (30) days, pay all damages sustained by Landlord by reason of such retention. In any event, no provision of this Article 14 shall be deemed to waive Landlord’s right of reentry or any other right under this Lease or at law.
15.SUBORDINATION. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, this Lease shall be subject and subordinate at all times to ground or underlying leases and to the lien of any mortgages or deeds of trust now or hereafter placed on, against or affecting the Building, Landlord’s interest or estate in the Building, or any ground or underlying lease; provided, however, that if the lessor, mortgagee, trustee, or holder (“Mortgagee”) of any such mortgage or deed of trust elects to have Tenant’s interest in this Lease be superior to any such instrument, then, by notice to Tenant, this Lease shall be deemed superior, whether this Lease was executed before or after said instrument. Notwithstanding the foregoing, Tenant covenants and agrees to execute and deliver within ten (10) days of Landlord’s request such further commercially reasonable instruments evidencing such subordination or superiority of this Lease as may be required by Landlord. Landlord represents and warrants that there are no ground or underlying leases or mortgages affecting the Building, Landlord’s interest or estate in the Building. Upon written request from Tenant, Landlord agrees to exercise commercially reasonable efforts to obtain from any future Mortgagee a subordination, non—disturbance and attornment agreement in favor of Tenant in the then customary form of such Mortgagee.
16.RULES AND REGULATIONS. Tenant shall faithfully observe and comply with all the rules and regulations as set forth in Exhibit D to this Lease and all reasonable and non-discriminatory modifications of and additions to them from time to time put into effect by Landlord of which Tenant received notice. Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Building of any such rules and regulations.
17.REENTRY BY LANDLORD.
17.1Landlord reserves and shall at all times have the right to re-enter the Premises at reasonable times upon reasonable prior verbal notice (except in the case of an emergency or notice of an unsafe condition in which case no prior notice will be required) to inspect the same, to supply janitor service and any other service to be provided by Landlord to Tenant under this Lease, to show said Premises to prospective purchasers, mortgagees or tenants, and to alter, improve or repair the Premises and any portion of the Building, without abatement of rent, and may for that purpose erect, use and maintain scaffolding, pipes, conduits and other necessary structures and open any wall, ceiling or floor in and through the Building and Premises where reasonably required by the character of the work to be performed, provided entrance to the Building or the Premises shall not be blocked thereby, and further provided that the business of Tenant shall not be interfered with unreasonably. Landlord shall have the right at any time to change the arrangement and/or locations of entrances, or passageways, doors and doorways, and corridors, windows, elevators, stairs, toilets or other public parts of the Building and to change the name, number or designation by which the Building is commonly known. In the event that Landlord damages any portion of any wall or wall covering, ceiling, or floor or floor covering within the Premises, Landlord shall repair or replace the damaged portion to match the original as nearly as commercially reasonable but shall not be required to repair or replace more than the portion actually damaged. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by any action of Landlord authorized by this Article 17. Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s conduct of business and access to the Premises and common area restrooms in connection with any such entries into the Premises or other activities permitted under this Section 17.1, provided, however, the foregoing shall not require to perform work outside of normal business hours
17.2For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in the Premises, excluding Tenant’s vaults and safes or special security areas (designated in advance), and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency to obtain entry to any portion of the Premises. As to any portion to which access cannot be had by means of a key or keys in Landlord’s possession, in the event of an emergency, Landlord is authorized to gain access by such means as Landlord shall reasonably elect and the cost of repairing any damage occurring in doing so shall be borne by Tenant and paid to Landlord within thirty (30) days of Landlord’s demand.
18.DEFAULT.
18.1Except as otherwise provided in Article 20, the following events shall be deemed to be an “Event of Default” under this Lease:
18.1.1Tenant shall fail to pay when due any sum of money becoming due to be paid to Landlord under this Lease, whether such sum be any installment of the rent reserved by this Lease, any other amount treated as additional rent under this Lease, or any other payment or reimbursement to Landlord required by this Lease, whether or not treated as additional rent under this Lease, and such failure shall continue for a period of five (5) days after written notice that such payment was not made when due, but if any such notice shall be given, for the twelve (12) month period commencing with the date of such notice, the failure to pay within five (5) business days after due any additional sum of money becoming due to be paid to Landlord under this Lease during such period shall be an Event of Default, without notice.
18.1.2Tenant shall fail to comply with any term, provision or covenant of this Lease which is not provided for in another Section of this Article and shall not cure such failure within thirty (30) days after written notice of such failure to Tenant provided, however, that such failure shall not be an event of default if such failure could not reasonably be cured during such thirty (30) day period, Tenant has commenced the cure within such thirty

(30) day period and thereafter is diligently pursuing such cure to completion, but the total aggregate cure period shall not exceed ninety (90) days.
18.1.3Tenant shall fail to vacate the Premises immediately upon termination of this Lease, by lapse of time or otherwise, or upon termination of Tenant’s right to possession only.
18.1.4Tenant shall become insolvent, admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency statute, make an assignment for the benefit of creditors, make a transfer in fraud of creditors, apply for or consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws, as now in effect or hereafter amended, or any other applicable law or statute of the United States or any state thereof.
18.1.5A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a receiver of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of entry thereof.
19.REMEDIES.
19.1Except as otherwise provided in Article 20, upon the occurrence of any of the Events of Default described or referred to in Article 18, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever, concurrently or consecutively and not alternatively:
19.1.1Landlord may, at its election, terminate this Lease or terminate Tenant’s right to possession only, without terminating the Lease.
19.1.2Upon any termination of this Lease, whether by lapse of time or otherwise, or upon any termination of Tenant’s right to possession without termination of the Lease, Tenant shall surrender possession and vacate the Premises immediately, and deliver possession thereof to Landlord, and Tenant hereby grants to Landlord full and free license to enter into and upon the Premises in such event and to lawfully repossess Landlord of the Premises as of Landlord’s former estate and to expel or remove Tenant and any others who may be occupying or be within the Premises and to remove Tenant’s signs and other evidence of tenancy and all other property of Tenant therefrom without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, and without incurring any liability for any damage resulting therefrom, Tenant waiving any right to claim damages for such re-entry and expulsion, and without relinquishing Landlord’s right to rent or any other right given to Landlord under this Lease or by operation of law.
19.1.3Upon any termination of this Lease, whether by lapse of time or otherwise, Landlord shall be entitled to recover as damages, all rent, including any amounts treated as additional rent under this Lease, and other sums due and payable by Tenant on the date of termination, plus as liquidated damages and not as a penalty, an amount equal to the sum of: (a) an amount equal to the then present value of the rent reserved in this Lease for the residue of the stated Term of this Lease including any amounts treated as additional rent under this Lease and all other sums provided in this Lease to be paid by Tenant, minus the fair rental value of the Premises for such residue; (b) the value of the time and expense necessary to obtain a replacement tenant or tenants, and the estimated expenses described in Section 19.1.4 relating to recovery of the Premises, preparation for reletting and for reletting itself; and (c) the cost of performing any other covenants which would have otherwise been performed by Tenant.
19.1.4Upon any termination of Tenant’s right to possession only without termination of the Lease:

19.1.4.1Neither such termination of Tenant’s right to possession nor Landlord’s taking and holding possession thereof as provided in Section 19.1.2 shall terminate the Lease or release Tenant, in whole or in part, from any obligation, including Tenant’s obligation to pay the rent, including any amounts treated as additional rent, under this Lease for the full Term, and if Landlord so elects Tenant shall continue to pay to Landlord the entire amount of the rent as and when it becomes due, including any amounts treated as additional rent under this Lease, for the remainder of the Term plus any other sums provided in this Lease to be paid by Tenant for the remainder of the Term.
19.1.4.2Landlord shall use commercially reasonable efforts to relet the Premises or portions thereof to the extent required by applicable law. Landlord and Tenant agree that nevertheless Landlord shall at most be required to use only the same efforts Landlord then uses to lease premises in the Building generally and that in any case that Landlord shall not be required to give any preference or priority to the showing or leasing of the Premises or portions thereof over any other space that Landlord may be leasing or have available and may place a suitable prospective tenant in any such other space regardless of when such other space becomes available and that Landlord shall have the right to relet the Premises for a greater or lesser term than that remaining under this Lease, the right to relet only a portion of the Premises, or a portion of the Premises or the entire Premises as a part of a larger area, and the right to change the character or use of the Premises. In connection with or in preparation for any reletting, Landlord may, but shall not be required to, make repairs, alterations and additions in or to the Premises and redecorate the same to the extent Landlord deems reasonably necessary or desirable, and Tenant shall pay the cost thereof, together with Landlord’s expenses of reletting, including, without limitation, any commission incurred by Landlord, within thirty (30) days of Landlord’s demand. Landlord shall not be required to observe any instruction given by Tenant about any reletting or accept any tenant offered by Tenant unless such offered tenant has a credit-worthiness acceptable to Landlord and leases the entire Premises upon terms and conditions including a rate of rent (after giving effect to all expenditures by Landlord for tenant improvements, broker’s commissions and other leasing costs) all no less favorable to Landlord than as called for in this Lease, nor shall Landlord be required to make or permit any assignment or sublease for more than the current term or which Landlord would not be required to permit under the provisions of Article 9.
19.1.4.3Until such time as Landlord shall elect to terminate the Lease and shall thereupon be entitled to recover the amounts specified in such case in Section 19.1.3, Tenant shall pay to Landlord upon demand the full amount of all rent, including any amounts treated as additional rent under this Lease and other sums reserved in this Lease for the remaining Term, together with the costs of repairs, alterations, additions, redecorating and Landlord’s expenses of reletting and the collection of the rent accruing therefrom (including reasonable attorney’s fees and broker’s commissions), as the same shall then be due or become due from time to time, less only such consideration as Landlord may have received from any reletting of the Premises; and Tenant agrees that Landlord may file suits from time to time to recover any sums falling due under this Article 19 as they become due. Any proceeds of reletting by Landlord in excess of the amount then owed by Tenant to Landlord from time to time shall be credited against Tenant’s future obligations under this Lease but shall not otherwise be refunded to Tenant or inure to Tenant’s benefit.
19.2Upon the occurrence of an Event of Default, Landlord may (but shall not be obligated to) cure such default at Tenant’s sole expense. Without limiting the generality of the foregoing, Landlord may, at Landlord’s option, enter into and upon the Premises if Landlord determines in its sole but reasonable discretion that Tenant is not acting within a commercially reasonable time to maintain, repair or replace anything for which Tenant is responsible under this Lease or to otherwise effect compliance with its obligations under this Lease and correct the same, without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without incurring any liability for any damage or interruption of Tenant’s business resulting therefrom and Tenant agrees to reimburse Landlord within thirty (30) days of Landlord’s demand as additional rent, for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease, plus interest from the date of expenditure by Landlord at the Wall Street Journal prime rate.
19.3Tenant understands and agrees that in entering into this Lease, Landlord is relying upon receipt of all the Annual Rent and Monthly Installments of Rent to become due with respect to all the Premises originally leased hereunder over the full Initial Term of this Lease for amortization, including interest at the Amortization Rate.

For purposes hereof, the “Concession Amount” shall be defined as the aggregate of all amounts forgone or expended by Landlord as free rent under this Lease, under Exhibit B hereof for construction allowances (excluding therefrom any amounts expended by Landlord for Initial Alterations (if any), as defined in Exhibit B), and for brokers’ commissions payable by reason of this Lease. Accordingly, Tenant agrees that if this Lease or Tenant’s right to possession of the Premises leased hereunder shall be terminated as of any date (“Default Termination Date”) prior to the expiration of the full Initial Term hereof by reason of a default of Tenant, there shall be due and owing to Landlord as of the day prior to the Default Termination Date, as rent in addition to all other amounts owed by Tenant as of such date, the amount (“Unamortized Amount”) of the Concession Amount determined as set forth below; provided, however, that in the event that such amounts are recovered by Landlord pursuant to any other provision of this Article 19, Landlord agrees that it shall not attempt to recover such amounts pursuant to this Section 19.3. For the purposes hereof, the Unamortized Amount shall be determined in the same manner as the remaining principal balance of a mortgage with interest at the Amortization Rate payable in level payments over the same length of time as from the effectuation of the Concession concerned to the end of the full Initial Term of this Lease would be determined. The foregoing provisions shall also apply to and upon any reduction of space in the Premises, as though such reduction were a termination for Tenant’s default, except that (i) the Unamortized Amount shall be reduced by any amounts paid by Tenant to Landlord to effectuate such reduction and (ii) the manner of application shall be that the Unamortized Amount shall first be determined as though for a full termination as of the Effective Date of the elimination of the portion, but then the amount so determined shall be multiplied by the fraction of which the numerator is the rentable square footage of the eliminated portion and the denominator is the rentable square footage of the Premises originally leased hereunder; and the amount thus obtained shall be the Unamortized Amount.
19.4Notwithstanding anything to the contrary contained in this Lease, with respect to any legal proceedings or actions, if either party places the enforcement of this Lease or any part thereof in the hands of an attorney, or files suit upon the same, in any case, as a result of a breach by the other party of its covenants under this Lease, or if Landlord places the recovery of possession of the Premises in the hands of an attorney, the prevailing party in any such proceeding or action shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and disbursements, and court costs. As used herein, the term “prevailing party” shall mean the party who substantially prevails in the matter at issue including a party who dismisses an action for recovery hereunder in exchange for payment of sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action. TENANT EXPRESSLY WAIVES ANY RIGHT TO: (A) TRIAL BY JURY; AND (B) SERVICE OF ANY NOTICE REQUIRED BY ANY PRESENT OR FUTURE LAW OR ORDINANCE APPLICABLE TO LANDLORDS OR TENANTS BUT NOT REQUIRED BY THE TERMS OF THIS LEASE.
19.5Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies provided in this Lease or any other remedies provided by law (all such remedies being cumulative), nor shall pursuit of any remedy provided in this Lease constitute a forfeiture or waiver of any rent due to Landlord under this Lease or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants contained in this Lease.
19.6No act or thing done by Landlord or its agents during the Term shall be deemed a termination of this Lease or an acceptance of the surrender of the Premises, and no agreement to terminate this Lease or accept a surrender of said Premises shall be valid, unless in writing signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants contained in this Lease shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants contained in this Lease. Landlord’s acceptance of the payment of rental or other payments after the occurrence of an Event of Default shall not be construed as a waiver of such Event of Default, unless Landlord so notifies Tenant in writing. Forbearance by either party in enforcing one or more of the remedies provided in this Lease upon an Event of Default shall not be deemed or construed to constitute a waiver of such Event of Default or of such party’s right to enforce any such remedies with respect to such Event of Default or any subsequent Event of Default.
19.7Intentionally Omitted.

19.8Any and all property which may be removed from the Premises by Landlord pursuant to the authority of this Lease or of law, to which Tenant is or may be entitled, may be handled, removed and/or stored, as the case may be, by or at the direction of Landlord but at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not retaken by Tenant from storage within thirty (30) days after removal from the Premises shall, at Landlord’s option, be deemed conveyed by Tenant to Landlord under this Lease as by a bill of sale without further payment or credit by Landlord to Tenant.
20.TENANT’S BANKRUPTCY OR INSOLVENCY.
20.1If at any time and for so long as Tenant shall be subjected to the provisions of the United States Bankruptcy Code or other law of the United States or any state thereof for the protection of debtors as in effect at such time (each a “Debtor’s Law”):
20.1.1Tenant, Tenant as debtor-in-possession, and any trustee or receiver of Tenant’s assets (each a “Tenant’s Representative”) shall have no greater right to assume or assign this Lease or any interest in this Lease, or to sublease any of the Premises than accorded to Tenant in Article 9, except to the extent Landlord shall be required to permit such assumption, assignment or sublease by the provisions of such Debtor’s Law. Without limitation of the generality of the foregoing, any right of any Tenant’s Representative to assume or assign this Lease or to sublease any of the Premises shall be subject to the conditions that:
20.1.1.1Such Debtor’s Law shall provide to Tenant’s Representative a right of assumption of this Lease which Tenant’s Representative shall have timely exercised and Tenant’s Representative shall have fully cured any default of Tenant under this Lease.
20.1.1.2Tenant’s Representative or the proposed assignee, as the case shall be, shall have deposited with Landlord as security for the timely payment of rent an amount equal to the larger of: (a) three (3) months’ rent and other monetary charges accruing under this Lease; and (b) any sum specified in Article 5; and shall have provided Landlord with adequate other assurance of the future performance of the obligations of the Tenant under this Lease. Without limitation, such assurances shall include, at least, in the case of assumption of this Lease, demonstration to the satisfaction of the Landlord that Tenant’s Representative has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that Tenant’s Representative will have sufficient funds to fulfill the obligations of Tenant under this Lease; and, in the case of assignment, submission of current financial statements of the proposed assignee, audited by an independent certified public accountant reasonably acceptable to Landlord and showing a net worth and working capital in amounts determined by Landlord to be sufficient to assure the future performance by such assignee of all of the Tenant’s obligations under this Lease.
20.1.1.3The assumption or any contemplated assignment of this Lease or subleasing any part of the Premises, as shall be the case, will not breach any provision in any other lease, mortgage, financing agreement or other agreement by which Landlord is bound.
20.1.1.4Landlord shall have, or would have had absent the Debtor’s Law, no right under Article 9 to refuse consent to the proposed assignment or sublease by reason of the identity or nature of the proposed assignee or sublessee or the proposed use of the Premises concerned.
21.QUIET ENJOYMENT. Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, while paying the rental and performing its other covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation from Landlord subject to the terms and provisions of this Lease. Landlord shall not be liable for any interference or disturbance by other tenants or third persons, nor shall Tenant be released from any of the obligations of this Lease because of such interference or disturbance.

22.CASUALTY
22.1In the event the Premises or the Building are damaged by fire or other cause and in Landlord’s reasonable estimation such damage can be materially restored within one hundred eighty (180) days following the date of the damage, Landlord shall forthwith repair the same and this Lease shall remain in full force and effect, except that Tenant shall be entitled to a proportionate abatement in rent from the date of such damage. Such abatement of rent shall be made pro rata in accordance with the extent to which the damage and the making of such repairs shall interfere with the use and occupancy by Tenant of the Premises from time to time. Within forty-five (45) days from the date of such damage, Landlord shall notify Tenant, in writing, of Landlord’s reasonable estimation of the length of time within which material restoration can be made. For purposes of this Lease, the Building or Premises shall be deemed “materially restored” if they are in such condition as would not prevent or materially interfere with Tenant’s use of the Premises for the purpose for which it was being used immediately before such damage.
22.2If such repairs cannot, in Landlord’s reasonable estimation, be made within one hundred eighty (180) days following the commencement of restoration, Landlord and Tenant shall each have the option of giving the other, at any time within thirty (30) days after Landlord’s notice of estimated restoration time, notice terminating this Lease as of the date of such damage. In the event of the giving of such notice, this Lease shall expire and all interest of the Tenant in the Premises shall terminate as of the date of such damage as if such date had been originally fixed in this Lease for the expiration of the Term. In the event that neither Landlord nor Tenant exercises its option to terminate this Lease, then Landlord shall repair or restore such damage, this Lease continuing in full force and effect, and the rent hereunder shall be proportionately abated as provided in Section 22.1.
22.3Landlord shall not be required to repair or replace any damage or loss by or from fire or other cause to any panelings, decorations, partitions, railings, ceilings, floor coverings, office fixtures or any other property or improvements installed on the Premises by, or belonging to, Tenant. Any insurance which may be carried by Landlord or Tenant against loss or damage to the Building or Premises shall be for the sole benefit of the party carrying such insurance and under its sole control.
22.4In the event that Landlord should fail to complete such repairs and material restoration within sixty (60) days after the date estimated by Landlord therefor as extended by this Section 22.4, Tenant may at its option and as its sole remedy terminate this Lease by delivering written notice to Landlord, within fifteen (15) days after the expiration of said period of time, whereupon the Lease shall end on the date of such notice or such later date fixed in such notice as if the date of such notice was the date originally fixed in this Lease for the expiration of the Term; provided, however, that if construction is delayed because of changes, deletions or additions in construction requested by Tenant, strikes, lockouts, casualties, Acts of God, war, material or labor shortages, government regulation or control or other causes beyond the reasonable control of Landlord, the period for restoration, repair or rebuilding shall be extended for the amount of time Landlord is so delayed but in no event to exceed an additional ninety (90) days.
22.5Notwithstanding anything to the contrary contained in this Article: (a) Landlord shall not have any obligation whatsoever to repair, reconstruct, or restore the Premises when the damages resulting from any casualty covered by the provisions of this Article 22 occur during the last twelve (12) months of the Term or any extension thereof, or for which sufficient insurance proceeds to fully cover the repair and restoration are not received by Landlord (and such insufficiency is not due to Landlord’s failure to carry the insurance required hereunder), but if Landlord determines not to repair such damages Landlord shall notify Tenant within a reasonable time (but in all events no more than ninety (90) days after the fire or casualty) and if such damages shall render any material portion of the Premises untenantable Tenant shall have the right to terminate this Lease by notice to Landlord within fifteen (15) days after receipt of Landlord’s notice; and (b) in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises or Building requires that any insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such holder, whereupon this Lease shall end on the date of such damage as if the date of such damage were the date originally fixed in this Lease for the expiration of the Term.

22.6In the event of any damage or destruction to the Building or Premises by any peril covered by the provisions of this Article 22, it shall be Tenant’s responsibility to properly secure the Premises and upon notice from Landlord to remove forthwith, at its sole cost and expense, such portion of all of the property belonging to Tenant or its licensees from such portion or all of the Building or Premises as Landlord shall request.
23.EMINENT DOMAIN. If all or any substantial part of the Premises shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain, or conveyance in lieu of such appropriation, either party to this Lease shall have the right, at its option, of giving the other, at any time within thirty (30) days after such taking, notice terminating this Lease, except that Tenant may only terminate this Lease by reason of taking or appropriation, if such taking or appropriation shall be so substantial as to materially interfere with Tenant’s use and occupancy of the Premises. If neither party to this Lease shall so elect to terminate this Lease, the rental thereafter to be paid shall be adjusted on a fair and equitable basis under the circumstances. In addition to the rights of Landlord above, if any substantial part of the Building shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain or conveyance in lieu thereof, and regardless of whether the Premises or any part thereof are so taken or appropriated, Landlord shall have the right, at its sole option, to terminate this Lease. Landlord shall be entitled to any and all income, rent, award, or any interest whatsoever in or upon any such sum, which may be paid or made in connection with any such public or quasi-public use or purpose, and Tenant hereby assigns to Landlord any interest it may have in or claim to all or any part of such sums, other than any separate award which may be made with respect to Tenant’s trade fixtures and moving expenses; Tenant shall make no claim for the value of any unexpired Term.
24.SALE BY LANDLORD. In event of a sale or conveyance by Landlord of the Building, the same shall operate to release Landlord from any future liability upon any of the covenants or conditions, expressed or implied, contained in this Lease in favor of Tenant, and in such event Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease. Except as set forth in this Article 24, this Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee. If any security has been given by Tenant to secure the faithful performance of any of the covenants of this Lease, Landlord shall transfer or deliver said security, as such, to Landlord’s successor in interest and thereupon Landlord shall be discharged from any further liability with regard to said security.
25.ESTOPPEL CERTIFICATES. Within ten (10) business days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord or mortgagee or prospective mortgagee a sworn statement certifying: (a) the date of commencement of this Lease; (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications to this Lease, that this Lease is in full force and effect, as modified, and stating the date and nature of such modifications); (c) the date to which the rent and other sums payable under this Lease have been paid; (d) the fact that, to the best of Tenant’s knowledge, there are no current defaults under this Lease by either Landlord or Tenant except as specified in Tenant’s statement; and (e) to the best of Tenant’s knowledge, such other factual matters as may be requested by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Article 25 may be relied upon by any mortgagee, beneficiary or purchaser, and Tenant shall be liable for all loss, cost or expense resulting from the failure of any sale or funding of any loan caused by any material misstatement contained in such estoppel certificate.
26.SURRENDER OF PREMISES.
26.1Tenant shall arrange to meet Landlord for two (2) joint inspections of the Premises, the first to occur at least thirty (30) days (but no more than sixty (60) days) before the last day of the Term, and the second to occur not later than forty-eight (48) hours after Tenant has vacated the Premises. In the event of Tenant’s failure to arrange such joint inspections and/or participate in either such inspection, Landlord’s inspection at or after Tenant’s vacating the Premises shall be conclusively deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration.
26.2Alterations, additions, and improvements in, on, or to the Premises made or installed by or for Tenant, including the initial Tenant Work, including, without limitation, carpeting, shall be and remain the property of Tenant during the Term. Upon the expiration or sooner termination of the Term, all Alterations (excluding

Tenant’s equipment, trade fixtures and other personal property) shall become a part of the realty and shall belong to Landlord without compensation, and title shall pass to Landlord under this Lease as by a bill of sale. At the end of the Term or any renewal of the Term or other sooner termination of this Lease, Tenant will peaceably deliver up to Landlord possession of the Premises, together with all Alterations by whomsoever made, in the same conditions received or first installed, broom clean and free of all debris, excepting only ordinary wear and tear and damage by fire or other casualty. Notwithstanding the foregoing, if Landlord elects by notice given to Tenant at the time Landlord consents to any Alteration, Tenant shall, at Tenant’s sole cost, remove any Alterations, including carpeting, so designated by Landlord’s notice, and repair any damage caused by such removal; provided, however, in no event may Landlord require that Tenant remove any Alterations unless Landlord reasonably determines such Alterations are not standard office improvements (as opposed to “specialty” Alterations in the nature of internal stairways or raised floors) or will require material additional expense to demolish and/or remove at the end of the Term. Tenant must, at Tenant’s sole cost, remove upon termination of this Lease, any and all of Tenant’s furniture, furnishings, equipment, movable partitions of less than full height from floor to ceiling and other trade fixtures and personal property, as well as all data/telecommunications cabling and wiring installed by or on behalf of Tenant, whether inside walls, under any raised floor or above any ceiling (collectively, “Personalty”). Personalty not so removed shall be deemed abandoned by the Tenant and title to the same shall thereupon pass to Landlord under this Lease as by a bill of sale, but Tenant shall remain responsible for the cost of removal and disposal of such Personalty, as well as any damage caused by such removal.
26.3All obligations of Tenant under this Lease not fully performed as of the expiration or earlier termination of the Term shall survive the expiration or earlier termination of the Term. Any otherwise unused Security Deposit shall be credited against the amount payable by Tenant under this Lease.
27.NOTICES. Any notice or document required or permitted to be delivered under this Lease shall be addressed to the intended recipient, by fully prepaid registered or certified United States Mail return receipt requested, or by reputable independent contract delivery service furnishing a written record of attempted or actual delivery, and shall be deemed to be delivered when tendered for delivery to the addressee at its address set forth on the Reference Pages, or at such other address as it has then last specified by written notice delivered in accordance with this Article 27. Any such notice or document may also be personally delivered if a receipt is signed by and received from, the individual, if any, named in Tenant’s Notice Address.
28.TAXES PAYABLE BY TENANT. In addition to rent and other charges to be paid by Tenant under this Lease, Tenant shall reimburse to Landlord, upon demand, any and all taxes payable by Landlord (other than net income taxes) whether or not now customary or within the contemplation of the parties to this Lease: (a) upon, allocable to, or measured by or on the gross or net rent payable under this Lease, including without limitation any gross income tax or excise tax levied by the State, any political subdivision thereof, or the Federal Government with respect to the receipt of such rent; (b) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of the Premises or any portion thereof, including any sales, use or service tax imposed as a result thereof; (c) upon or measured by the Tenant’s gross receipts or payroll or the value of Tenant’s equipment, furniture, fixtures and other personal property of Tenant or leasehold improvements, alterations or additions located in the Premises; or (d) upon this transaction or any document to which Tenant is a party creating or transferring any interest of Tenant in this Lease or the Premises. In addition to the foregoing, Tenant agrees to pay, before delinquency, any and all taxes levied or assessed against Tenant and which become payable during the term hereof upon Tenant’s equipment, furniture, fixtures and other personal property of Tenant located in the Premises.
29.INTENTIONALLY DELETED.
30.DEFINED TERMS AND HEADINGS. The Article headings shown in this Lease are for convenience of reference and shall in no way define, increase, limit or describe the scope or intent of any provision of this Lease. Any indemnification or insurance of Landlord shall apply to and inure to the benefit of all the following “Landlord Entities”, being Landlord, Landlord’s investment manager, and the trustees, boards of directors, officers, general partners, beneficiaries, stockholders, employees and agents of each of them. Any option granted to Landlord shall also include or be exercisable by Landlord’s trustee, beneficiary, agents and employees, as the case may be. In any case where this Lease is signed by more than one person, the obligations under this Lease shall be joint and several. The terms “Tenant” and “Landlord” or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, firms or corporations, and their and each of their respective successors, executors, administrators and permitted assigns, according to the context hereof. The term “rentable area” shall mean the rentable area of the Premises or the Building as calculated by the Landlord on the basis of the plans and specifications of the Building including a proportionate share of any common areas. Tenant hereby accepts and agrees to be bound by the figures for the rentable square footage of the Premises and Tenant’s Proportionate Share shown on the Reference Pages; however, Landlord may adjust either or both figures if there is manifest error, addition or subtraction to the Building or any business park or complex of which the Building is a part, remeasurement or other circumstance reasonably justifying adjustment. The term “Building” refers to the structure in which the Premises are located and the common areas (parking lots, sidewalks, landscaping, etc.) appurtenant thereto. If the Building is part of a larger complex of structures, the term “Building” may include the entire complex, where appropriate (such as shared Expenses, Insurance Costs or Taxes) and subject to Landlord’s reasonable discretion.
31.TENANT’S AUTHORITY. If Tenant signs as a corporation, partnership, trust or other legal entity, Tenant represents and warrants that each of the persons executing this Lease on behalf of Tenant has been and is qualified to do business in the state in which the Building is located, that the entity has full right and authority to enter into this Lease, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions. If requested by Landlord, Tenant agrees to deliver to Landlord, simultaneously with the delivery of this Lease, a corporate resolution and proof of due authorization by partners, evidencing the due authorization of Tenant to enter into this Lease.
Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.
32.FINANCIAL STATEMENTS AND CREDIT REPORTS. At Landlord’s request (not more than once per year unless in connection with a sale or financing transaction), Tenant shall deliver to Landlord a copy, certified by an officer of Tenant as being a true and correct copy, of Tenant’s most recent audited financial statement, or, if unaudited, certified by Tenant’s chief financial officer as being true, complete and correct in all material respects. The foregoing shall not apply as long as Tenant is a publicly traded company. Tenant hereby authorizes Landlord to obtain one or more credit reports on Tenant at any time, and shall execute such further authorizations as Landlord may reasonably require in order to obtain a credit report.
33.COMMISSIONS. Each of the parties represents and warrants to the other that it has not dealt with any broker or finder in connection with this Lease, except as described on the Reference Pages. Landlord shall be responsible for all fees and commissions due to the broker described in the Reference Pages resulting from this Lease.
34.TIME AND APPLICABLE LAW. Time is of the essence of this Lease and all of its provisions. This Lease shall in all respects be governed by the laws of the state in which the Building is located. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than payment obligations), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to Force Majeure delays (as defined in Section 2.4).

35.SUCCESSORS AND ASSIGNS. Subject to the provisions of Article 9, the terms, covenants and conditions contained in this Lease shall be binding upon and inure to the benefit of the heirs, successors, executors, administrators and assigns of the parties to this Lease.
36.ENTIRE AGREEMENT. This Lease, together with its exhibits, contains all agreements of the parties to this Lease and supersedes any previous negotiations. There have been no representations made by the Landlord or Tenant or any of its representatives or understandings made between the parties other than those set forth in this Lease and its exhibits. This Lease may not be modified except by a written instrument duly executed by the parties to this Lease.
37.EXAMINATION NOT OPTION. Submission of this Lease shall not be deemed to be a reservation of the Premises. Landlord and Tenant shall not be bound by this Lease until the same has been executed and delivered by both parties, and until such delivery Landlord reserves the right to exhibit and lease the Premises to other prospective tenants. Notwithstanding anything contained in this Lease to the contrary, Landlord may withhold delivery of possession of the Premises from Tenant until such time as Tenant has paid to Landlord any security deposit required by Article 5, the first month’s rent as set forth in Article 3 and any sum owed pursuant to this Lease. This Lease may be executed in two or more counterparts, which when taken together shall constitute one and the same instrument. The parties contemplate that they may be executing counterparts of this Lease transmitted by facsimile or PDF and agree and intend that a signature by facsimile or PDF shall bind the party so signing with the same effect as through the signature were an original signature. Any party delivering an executed counterpart of this Lease by email shall also deliver a manually executed original counterpart of this Lease, but the failure to deliver a manually executed original counterpart shall not affect the validity, enforceability or binding effect of this Lease.
38.RECORDATION. Tenant shall not record or register this Lease or a short form memorandum hereof without the prior written consent of Landlord, and then shall pay all charges and taxes incident such recording or registration.
39.PARKING.
39.1During the initial Term of this Lease, Tenant agrees to lease from Landlord and Landlord agrees to lease to Tenant, the number and type of parking passes as set forth on the Reference Page of this Lease, provided that Tenant may request additional parking passes, subject to availability in Landlord’s reasonable discretion to be leased by Landlord to Tenant in Landlord’s sole discretion. This right to park in the Building’s parking facilities (the “Parking Facility”) shall be on an unreserved, nonexclusive, first come, first served basis, for passenger-size automobiles and is subject to the following terms and conditions:
39.1.1Tenant shall pay to Landlord, or Landlord’s designated parking operator, the Building’s prevailing monthly parking charges, without deduction or offset, on the first day of each month during the Term of this Lease. The initial charges are specified on the Reference Page. Landlord will notify Tenant upon not less than thirty (30) days’ notice of any increases in the monthly parking charges prior to billing Tenant any increases. No deductions from the monthly charge shall be made for days on which the Parking Facility is not used by Tenant unless such non-use is caused by Landlord’s actions and continues for more than three (3) consecutive business days.
39.1.2Tenant shall at all times abide by and shall cause each of Tenant’s employees, agents, customers, visitors, invitees, licensees, contractors, assignees and subtenants (collectively, “Tenant’s Parties”) to abide by any rules and regulations (“Rules”) for use of the Parking Facility that Landlord or Landlord’s garage operator reasonably establishes from time to time, and otherwise agrees to use the Parking Facility in a safe and lawful manner. Landlord reserves the right to adopt, modify and enforce the Rules governing the use of the Parking Facility from time to time including any key-card, sticker or other identification or entrance system and hours of operation. Landlord may refuse to permit any person who violates such Rules to park in the Parking Facility, and any violation of the Rules shall subject the car to removal from the Parking Facility.

39.1.3Unless specified to the contrary above, the parking spaces hereunder shall be provided on a non-designated “first-come, first-served” basis. Landlord reserves the right to assign specific spaces, and to reserve spaces for visitors, small cars, disabled persons or for other tenants or guests, and Tenant shall not park and shall not allow Tenant’s Parties to park in any such assigned or reserved spaces. Tenant may validate visitor parking by such method as Landlord may approve, at the validation rate from time to time generally applicable to visitor parking. Tenant acknowledges that the Parking Facility may be closed entirely or in part in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the Parking Facility, or if required by casualty, strike, condemnation, act of God, governmental law or requirement or other reason beyond the operator’s reasonable control.
39.1.4Tenant acknowledges that to the fullest extent permitted by law, Landlord shall have no liability for any damage to property or other items located in the parking areas of the Project (including without limitation, any loss or damage to tenant’s automobile or the contents thereof due to theft, vandalism or accident), nor for any personal injuries or death arising out of the use of the Parking Facility by Tenant or any Tenant’s Parties. The limitation on Landlord’s liability under the preceding sentence shall not apply however to loss or damage arising directly from Landlord’s gross negligence or willful misconduct. Without limiting the foregoing, if Landlord arranges for the parking areas to be operated by an independent contractor not affiliated with Landlord, Tenant acknowledges that Landlord shall have no liability for claims arising through acts or omissions of such independent contractor. Tenant hereby voluntarily releases, discharges, waives and relinquishes any and all actions or causes of action for personal injury or property damage occurring to Tenant or any of Tenant’s Parties arising as a result of parking in the Parking Facility, or any activities incidental thereto, wherever or however the same may occur, and further agrees that Tenant will not prosecute any claim for personal injury or property damage against Landlord or any of its officers, agents, servants or employees for any said causes of action and in all events, Tenant agrees to look first to its insurance carrier for payment of any losses sustained in connection with any use of the Parking Facility. Tenant hereby waives on behalf of its insurance carriers all rights of subrogation against Landlord or Landlord’s agents.
39.1.5Tenant’s right to park as described in this Article and this Lease is exclusive to Tenant and its employees and Permitted Transferees and any subtenant or assignee consented to by Landlord hereunder, but not to any other third party.
39.1.6In the event any surcharge or regulatory fee is at any time imposed by any governmental authority with reference to parking, Tenant shall (commencing after two (2) weeks’ notice to Tenant) pay, per parking pass, such surcharge or regulatory fee to Landlord in advance on the first day of each calendar month concurrently with the month installment of rent due under this Lease. Landlord will enforce any surcharge or fee in an equitable manner amongst the Building tenants.
39.2If Tenant violates any of the terms and conditions of this Article, the operator of the Parking Facility shall have the right to remove from the Parking Facility any vehicles hereunder which shall have been involved or shall have been owned or driven by parties involved in causing such violation, without liability therefore whatsoever. In addition, Landlord shall have the right to cancel Tenant’s right to use the Parking Facility pursuant to this Article upon ten (10) days’ written notice, unless within such ten (10) day period, Tenant cures such default. Such cancellation right shall be cumulative and in addition to any other rights or remedies available to Landlord at law or equity, or provided under this Lease.
40.LIMITATION OF LANDLORD’S LIABILITY. Redress for any claim against Landlord under this Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under this Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its or its investment manager’s trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents. Except for Tenant’s liability under Section 14 of this

Lease, in no case shall either party be liable to the other hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.
41.EXTENSION OPTION. Tenant shall, provided the Lease is in full force and effect and there is no uncured Event of Default at the time of notification or commencement and there has not been any Event of Default in the two (2) years preceding the commencement of the Extension Term, have one (1) option to extend the Term of this Lease as to the entire Premises for a term of five (5) years (the “Extension Term”), on the same terms and conditions set forth in the Lease (“Tenant’s Extension Option”), except as modified by the terms, covenants and conditions as set forth below:
41.1If Tenant elects to exercise said option, then Tenant shall provide Landlord with written notice no earlier than the date which is fifteen (15) months prior to the expiration of the then current Term of the Lease but no later than the date which is nine (9) months prior to the expiration of the then current Term of this Lease. If Tenant fails to provide such notice, time being of the essence, Tenant shall have no further or additional right to extend or renew the term of the Lease.
41.2The Annual Rent and Monthly Installment in effect at the expiration of the then current term of the Lease shall be modified for the Extension Term as hereinafter provided. The Annual Rent and Monthly Installment for the Extension Term shall be the then current fair market rental for comparable space in similar buildings in the East Cambridge submarket as of the date the applicable Extension Term is to commence, taking into account the specific provisions of the Lease which will remain constant and all then relevant factors. Landlord shall advise Tenant of Landlord’s determination of the new Annual Rent and Monthly Installment for the Premises no later than thirty (30) days after receipt of Tenant’s written request to exercise an Extension Term. Said request shall be made no earlier than thirty (30) days prior to the first date on which Tenant may exercise its option under this Paragraph. Said notification of the new Annual Rent may include a provision for its escalation to provide for a change in fair market rental between the time of notification and the commencement of the extension term. If, on or before the date which is 270 days prior to the commencement of the applicable Extension Term, Tenant has not agreed with Landlord’s determination of the new Annual Rent after negotiating in good faith, either party may elect by notice (the “Arbitration Notice”) to the other party to have the new Annual Rent arbitrated as described as follows.
41.2.1If either party sends the Arbitration Notice, then such new Annual Rent shall be determined as follows: Landlord and Tenant shall each appoint (within twenty (20) days after the Arbitration Notice is received) a qualified MAI appraiser doing business in the area and, in turn, those two (2) independent MAI appraisers shall appoint a third (3rd) MAI appraiser and the majority shall decide the new Annual Rent for the Premises as of the commencement of the applicable Extension Term, which determination shall be consistent with the second sentence of Section 41.2 above and shall be binding on Landlord and Tenant. Landlord and Tenant shall equally share in the expense of this appraisal.
41.2.2A qualified MAI appraiser shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and: (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and life sciences space in the greater Cambridge, Massachusetts metropolitan area, or (B) a licensed commercial real estate broker with not less than 15 years’ experience representing landlords and/or tenants in the leasing of office and life sciences space in the greater Cambridge, Massachusetts metropolitan area; (ii) devoting substantially all of his or her time to professional appraisal or brokerage work, as applicable, at the time of appointment; and (iii) shall be in all respects impartial and disinterested.
41.3The option to extend the Term for the Extension Term is not transferable; the parties hereto acknowledge and agree that they intend that the aforesaid option to extend the Term of this Lease shall be “personal” to the originally-named Tenant as set forth above and any assignee that is a

Permitted Transferee, and that in no event will any assignee or sublessee have any rights to exercise the aforesaid option to extend.
42.Offer Space Option. As used herein, “Offer Space” means any leasable area on the thirteenth (13th) floor of the Building as and when Landlord reasonably determines that the same will become available for lease to third parties and subject to the rights of any Superior Occupant (as hereinafter defined), provided, however, if any Offer Space is vacant as of the date of this Lease or is subject to a lease that expires in calendar year 2020, then such space will not be deemed “Offer Space” for purposes of this Article 42 until it has been leased by Landlord to a third party tenant.
(a) Subject to the terms of this Article 42 (including, without limitation, this Section 42(a), which limits Landlord's obligation to give an Offer Notice and Section 42(b), which limits Tenant's rights to exercise the Offer Space Option), Landlord shall not lease the Offer Space (or any portion thereof) to any third party without first offering the Offer Space (or such portion thereof) to Tenant as provided in this Article 42. Provided that (i) the Tenant under this Lease is the original named Tenant or a Permitted Transferee (the “Original Tenant”), (ii) this Lease shall not have been terminated, (iii) there is no uncured Event of Default at the time of Landlord’s Offer Notice or as of the commencement date of the Lease for the Offer Space and there has not been any Event of Default in the two (2) years preceding the commencement date of the Lease for the Offer Space, and (iv) Tenant or a Permitted Transferee shall not have subleased more than twenty percent (20%) of the rentable square footage of the Premises] (the foregoing conditions, the “ROFO Conditions”), Landlord shall give such offer to Tenant in a notice (an “Offer Notice”), specifying (A) the location and rentable square feet of such Offer Space (or the applicable portion thereof), (B) the date or estimated date that such Offer Space (or the applicable portion thereof) has or shall become available (the “Anticipated Inclusion Date”) and (C) Landlord’s proposed fair market rent for the relevant Offer Space. Anything to the contrary contained herein notwithstanding, Tenant’s right of first offer pursuant to this Article 42 is subordinate to the rights of any Superior Occupant and to Landlord’s right to extend the term of any lease of, or enter into a new lease with any, occupants of any portion of the Offer Space, whether or not such occupant occupies such space as of the date of this Lease or pursuant to an agreement entered into after the date of this Lease, and whether or not pursuant to an option contained in such occupant’s lease. The Term of the Lease for the Offer Space shall be co-terminous with the Term of this Lease for the Premises, provided, however, if the Anticipated Inclusion Date will occur during the last thirty-six (36) months of the Term, then: (a) if Tenant then has a right to extend the Term of this Lease pursuant to Section 41 which has not lapsed unexercised or been irrevocably waived, then Tenant shall have no right to lease such Offer Space unless Tenant irrevocably and unconditionally exercises Tenant’s extension option prior to, or simultaneously with, the giving of Tenant’s Acceptance Notice (notwithstanding any limitation as to the time of exercise set forth in Section 41); or (b) if Tenant has no further right to extend the Term (i.e., because Tenant’s right to extend the Term of the Lease pursuant to Section 41 has been irrevocably waived by Tenant or has lapsed unexercised), then Landlord shall have no obligation to offer to Tenant and Tenant shall have no right to lease the Offer Space under this Section 41. Notwithstanding Tenant’s exercise of its extension option in accordance with the foregoing clause (a), the fair market rental for the original Premises (as it may have been previously expanded) shall be determined at the same time and in the same manner such fair market rental would have been determined if Tenant had exercised the extension option within the time period for such exercise set forth in Section 41 of this Lease.
(b) Provided that the ROFO Conditions are satisfied, Tenant shall have the option (the “Offer Space Option”), exercisable by notice (an “Acceptance Notice”) given to Landlord on or before the date that is ten (10) business days after the giving of the Offer Notice (time being of the essence with respect to the giving of an Acceptance Notice) to include the Offer Space set forth in the Offer Notice in the Premises, it being understood and agreed that in no event shall Tenant have the option to include in the Premises less than the entire Offer Space described in the Offer Notice.
(c) If Tenant timely delivers the Acceptance Notice, then, Landlord shall use commercially reasonable efforts to deliver vacant possession of the Offer Space to Tenant on the Anticipated Inclusion Date, provided, however, the Term of this Lease shall commence for such Offer Space and such Offer Space shall become part of the Premises upon all of the terms and conditions set forth in the Lease on the date on which Landlord, in fact, delivers such vacant possession to Tenant (the “Offer Space Inclusion Date”),, except that: (i) Annual Rent for such Offer Space shall be equal to the Fair Offer Rental for the applicable Offer Space, (ii) Tenant’s Proportionate

Share with respect to such Offer Space shall be a fraction the numerator of which shall be the rentable square feet of such Offer Space and the denominator of which shall be the rentable square feet of the Building (it being agreed that such fraction shall be expressed as a percentage calculated to the nearest hundredth of a percent), (iii) Landlord shall not be required to perform any work, pay a Landlord’s contribution or a work allowance or any other amount, or render any services to make the Building or such Offer Space ready for Tenant’s use or occupancy, and Tenant shall accept such Offer Space in its “as is” condition on the Offer Space Inclusion Date, and (iv) the term of the lease of such Offer Space shall be coterminous with the Lease Term.
(d) “Fair Offer Rental” means the base or fixed annual rent that a willing lessee would pay and a willing lessor would accept for the Offer Space during the period it is to be leased, taking into account all then relevant factors.
(e) If Tenant timely exercises the Offer Space Option, at least one hundred twenty (120) days before the Anticipated Inclusion Date with respect to such Offer Space (unless at the time of the Acceptance Notice there are fewer than one hundred twenty (120) days before the Anticipated Inclusion Date with respect to such Offer Space, in which event, within thirty (30) days after Landlord’s receipt of the Acceptance Notice), Landlord and Tenant shall commence such negotiations to attempt to agree upon the Fair Offer Rental. If Landlord and Tenant cannot reach agreement within twenty (20) Business Days after Landlord and Tenant commence such negotiations, Landlord and Tenant shall, within ten (10) Business Days thereafter, each select a reputable, qualified, independent, licensed real estate broker with at least fifteen (15) years’ experience in office leasing in the Kendall Square area of Cambridge, Massachusetts and familiar with the rentals then being charged in the Building and in other comparable buildings (such brokers are referred to, respectively, as “Landlord’s OS Broker” and “Tenant’s OS Broker”) who shall confer promptly after their selection by Landlord and Tenant and shall exercise good faith efforts to attempt to agree upon the Fair Offer Rental. If Landlord’s OS Broker and Tenant’s OS Broker cannot reach agreement within thirty (30) days, then, within twenty (20) days thereafter, they shall designate a third reputable, qualified, independent, licensed real estate broker with at least fifteen (15) years’ experience in office leasing in the Kendall Square area of Cambridge, Massachusetts and familiar with the rentals then being charged in the Building and in other comparable buildings (such broker, the “Independent OS Broker”). Upon failure of Landlord’s OS Broker and Tenant’s OS Broker timely to agree upon the designation of the Independent OS Broker, then either Landlord or Tenant may request the President of American Arbitration Association office in Boston, Massachusetts to make such appointment. Within ten (10) days after such appointment, Landlord’s OS Broker and Tenant’s OS Broker shall each submit a letter to the Independent OS Broker setting forth such broker’s estimate of the Fair Offer Rental and the rationale used in determining it (respectively, “Landlord’s OS Broker’s Letter”) and “Tenant’s OS Broker’s Letter”). After receipt of both the Landlord’s OS Broker’s Letter and the Tenant’s OS Broker’s Letter, the Independent OS Broker shall send a copy of the Landlord’s OS Broker’s Letter to Tenant and a copy of the Tenant’s OS Broker’s Letter to Landlord. The Independent OS Broker shall consider such evidence as Landlord and/or Tenant may submit, conduct such investigations and hearings as he or she may deem appropriate and shall, within thirty (30) days after the date of his or her appointment, choose either the estimate set forth in Landlord’s OS Broker’s Letter or the estimate set forth in Tenant’s OS Broker’s Letter to be the Fair Offer Rental and such choice shall be binding upon Landlord and Tenant. Landlord and Tenant shall each pay the fees and expenses of its respective broker. The fees and expenses of the Independent OS Broker shall be shared equally by Landlord and Tenant. The brokers shall not have the power to add to, modify or change any of the provisions of the Lease. After a determination has been made of the Fair Offer Rental, the parties shall execute and deliver an instrument setting forth the Fair Offer Rental, but the failure to so execute and deliver any such instrument shall not affect the determination of Fair Offer Rental. Landlord and Tenant hereby (i) agree that any decision rendered in any dispute resolution held pursuant to this Section 42(e) shall be final and binding upon Landlord and Tenant, whether or not a judgment shall be entered in any court, and (ii) consent to the entry of any such order of judgment.
(f) If the dispute shall not have been resolved on or before the Offer Space Inclusion Date, then pending such resolution, Tenant shall pay, as Annual Rent for the Offer Space, the estimate set forth in Landlord’s OS Broker’s Letter. After the Annual Rent for the Offer Space has been determined as aforesaid, any amounts theretofore paid by Tenant to Landlord on account of Annual Rent in excess of the amount of Annual Rent as finally determined shall be credited by Landlord against the next ensuing Monthly Installment payable by Tenant to Landlord (unless such excess amount exceeds two (2) months’ Annual Rent and there is no Event of Default in existence, in which case Landlord shall refund such excess to Tenant).

(g) If Landlord is unable to deliver possession of the Offer Space to Tenant for any reason on or before the Anticipated Inclusion Date, the Offer Space Inclusion Date shall be the date on which Landlord is able to so deliver possession and Landlord shall have no liability to Tenant therefor and the Lease shall not in any way be impaired, provided, however, if the Offer Space Inclusion Date does not occur within one hundred twenty (120) days following the Anticipated Inclusion Date, subject to delays resulting from Force Majeure Events and Tenant Delays, Tenant shall have the right to terminate this Lease as to the Offer Space only by delivering thirty (30) days’ prior written notice to Landlord and upon exercise of such right, the rights and obligations of the parties hereto shall terminate as to the Offer Space only, except that if Landlord shall deliver the Offer Space to Tenant within the 30-day period after Landlord’s receipt of Tenant’s termination notice, such notice shall be of no further force or effect, and this Lease shall not so terminate with respect to the Offer Space.
(h) If Tenant fails to timely give an Acceptance Notice or declines Landlord’s offer to lease any specific Offer Space, then (i) Landlord may enter into one or more leases of the specific Offer Space that is the subject of the Offer Notice with third parties on such terms and conditions as Landlord shall determine in its sole and absolute discretion (whether or not such terms are more or less favorable than those offered to Tenant), (ii) the Offer Space Option shall be null and void and of no further force and effect and Landlord shall have no further obligation to offer any of that Offer Space to Tenant (Tenant’s Offer Space Option being a one-time right with respect to each such Offer Space), and (iii) Tenant shall have forever waived and relinquished its rights to such Offer Space to the extent previously offered under this Article 42.
(i) Promptly after the occurrence of an Offer Space Inclusion Date, Landlord and Tenant shall confirm the occurrence thereof and the inclusion of the Offer Space in the Premises by executing an instrument reasonably satisfactory to Landlord and Tenant; provided, however, that failure by Landlord or Tenant to execute such instrument shall not affect the inclusion of the Offer Space in the Premises in accordance with this Article 42.
(j) The rights granted to Tenant under this Article 42 are personal to the Original Tenant and any assignee that is a Permitted Transferee and may not be exercised by any assignee or subtenant of the Original Tenant. For purposes of the Lease, the term “Superior Occupant” for purposes of this Article 42 shall mean (i) the existing tenant from time to time of the applicable Offer Space (including, without limitation, the tenant of what would otherwise constitute Offer Space pursuant to leases entered into as part of the initial lease up of any currently vacant Offer Space or any Offer Space that is subject to a lease that expires in calendar year 2020), and (ii) any person or entity to whom Landlord may have granted prior to the date of this Lease any written option, right of first offer, right of second offer, right of first refusal, expansion right or other right to lease or occupy any Offer Space in the Building. Tenant expressly acknowledges and agrees that Landlord shall have the right to negotiate with and to lease any Offer Space at any time to the Superior Occupant(s) or extend or renew the lease or occupancy of any Superior Occupant(s) (whether or not such rights are expressly granted by a lease or other written instrument and whether or not such right to renew or continue its term of occupancy is subsequently memorialized in a lease or written instrument) before Landlord will have any obligation to offer the applicable Offer Space to Tenant pursuant to this Article 42. Landlord represents that, as of the date of this Lease, there are no Superior Occupants to any of the Offer Space of the type described in subclause (ii) of this subsection (j).
(k) The termination of the Lease during the Term shall also terminate and render void Tenant’s Offer Space Option and election(s) under this Article 42, and nothing contained in this Article 42 shall prevent Landlord from exercising any right granted to or reserved by Landlord to terminate this Lease. Notwithstanding anything to the contrary contained in this Article 42, Landlord shall have the right, in its sole discretion, to waive any of the ROFO Conditions to Tenant’s right to receive an Offer Notice and/or the effectiveness of Tenant’s exercise of the Offer Space Option set forth in Sections 42(a) and (b) without thereby waiving any default by Tenant.

LANDLORD:	TENANT:
RREEF AMERICA REIT II CORP. PPP, a Maryland corporation	BLACK DIAMOND THERAPEUTICS, INC., a Delaware corporation
By:_/s/ David F. Crane___________________________	By:_/s/ David M. Epstein_______________________
Name: David F. Crane Title: Vice President	Name: David M. Epstein Title: President & CEO

By:_/s/ Gerald F. Ianetta__________________________
Name: Gerald F. Ianetta Title: Vice President